UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2007

To the stockholders of Openwave Systems Inc.:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Openwave Systems Inc., a Delaware corporation (the “Company”), will be held on Thursday, December 6, 2007 at 3:00 p.m. PST (the “2007 Annual Meeting” or “Annual Meeting”) at the Company’s offices located at 2100 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)	To elect three Class II members of the Board of Directors to hold office for a three-year term.

(2)	To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2008.

(3)	To transact such other business as may properly come before the 2007 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on October 9, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this 2007 Annual Meeting and at any adjournment or postponement thereof.

A copy of the Company’s 2007 Annual Report to the Securities and Exchange Commission (the “SEC”), which contains a copy of the Form 10-K for the fiscal year ended June 30, 2007, is included with this proxy statement. A copy of the Annual Report and Proxy Statement can also be found on the Internet at www.investorEconnect.com.

By Order of the Board of Directors

Jeffrey K. Li

Corporate Secretary

Redwood City, California

October 26, 2007

All stockholders are cordially invited to attend the 2007 Annual Meeting in person. Your vote is important. Whether or not you expect to attend the 2007 Annual Meeting, please complete and return the accompanying proxy by telephone, by the Internet, or, if this proxy statement was mailed to you, by the return envelope, which is postage prepaid if mailed from the United States, as promptly as possible in order to ensure your representation at the 2007 Annual Meeting. Please refer to the accompanying proxy card for instructions. Even if you have given your proxy, you may still vote in person if you attend the 2007 Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2007 Annual Meeting, you must obtain from such record holder a proxy issued in your name.

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OPENWAVE SYSTEMS INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

December 6, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited on behalf of the Board of Directors of Openwave Systems Inc., a Delaware corporation (“Openwave” or the “Company”), for use at the 2007 Annual Meeting of Stockholders to be held on Thursday, December 6, 2007 at 3:00 p.m. PST (the “2007 Annual Meeting” or “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The 2007 Annual Meeting will be held at the Company’s principal executive offices located at 2100 Seaport Boulevard, Redwood City, California 94063.

Information about the Notice of Internet Availability of Proxy Materials

On or about October 26, 2007, the Company will distribute this proxy statement, the accompanying proxy and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2007 (collectively, the “Proxy Materials”), and will send a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to stockholders entitled to vote at the 2007 Annual meeting. In accordance with the recent update by the Securities and Exchange Commission to the rules concerning proxy solicitations, the Company is furnishing its Proxy Materials to stockholders on the Internet. These new rules allow the Company to reduce printing and postage costs, reduce the environmental impact of distributing its Proxy Materials, and eliminate bulky documents from stockholders’ personal files. On or about October 26, 2007, we will send the Internet Notice by e-mail to those stockholders who previously requested to receive their Proxy Materials electronically and by mail to all other stockholders entitled to vote at the 2007 Annual Meeting.

The Internet Notice provides instructions for access to the Proxy Materials on the Internet and on how to access and submit your proxy using the Internet. If you would like to receive a paper or email copy of the Proxy Materials, the Internet Notice contains instructions for making this request and the Company will provide copies of the Proxy Materials at no charge. The Internet Notice also includes information on how to obtain directions to the Annual Meeting for those stockholders who wish to attend and vote in person.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and distribution of Proxy Materials furnished to stockholders, printing and mailing the Internet Notice, and printing and mailing the Proxy Materials to stockholders who specifically request printed copies. Copies of Proxy Materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Telephone, Internet or personal solicitation by Directors, officers or other regular employees of the Company may supplement the original solicitation of proxies by mail. In addition, the Company may retain Georgeson Shareholder Communications, Inc. to assist in the solicitation and distribution of proxies for a fee not to exceed $10,000. No additional compensation will be paid to Directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on October 9, 2007 (the “Record Date”) will be entitled to notice of and to vote at the 2007 Annual Meeting. At the close of business on October 9, 2007, the Company had outstanding and entitled to vote approximately 83,218,688 shares of common stock.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the 2007 Annual Meeting.

Any proxy returned without voting directions will be voted, with respect to the item not marked, FOR the election of the nominated Directors, FOR ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending June 30, 2008, and as the proxy holders deem advisable on such other matters as may properly come before the 2007 Annual Meeting.

All votes will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the 2007 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether a quorum is present at the 2007 Annual Meeting.

The required quorum for the transaction of business at the 2007 Annual Meeting is a majority of the votes eligible to be cast at the 2007 Annual Meeting by holders of shares of common stock issued and outstanding on the Record Date, present or represented by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” any matter are treated as being present at the 2007 Annual Meeting for purposes of establishing a quorum (the “Votes Cast”) with respect to such matter.

In the absence of controlling precedent to the contrary, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal.

Directors shall be elected by a plurality of the votes of the shares of the Company’s common stock present at the 2007 Annual Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote.

Approval of the proposal relating to the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending June 30, 2008 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum, and will have the same effect as a negative vote.

The Company will announce preliminary voting results at the 2007 Annual Meeting and publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Voting

If you attend the 2007 Annual Meeting, you may vote in person using the ballot provided to you during the meeting.

If you do not attend the 2007 Annual Meeting or vote in person, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Internet Notice. If you received printed Proxy Materials by mail, you can vote your proxy by following the instructions on the accompanying proxy card to complete and return the proxy card using the provided return envelope.

If your shares are registered in the name of a bank or brokerage firm, you also have the option to vote your shares electronically over the Internet or by telephone pursuant to Section 212 of the Delaware General Corporation Law. Voting by the Internet or telephone is fast and convenient and your vote is immediately confirmed and tabulated. In addition, by using the Internet or telephone, you help the Company reduce its postage and proxy tabulation costs. If you wish to vote electronically, you may vote via the Internet by visiting www.proxyvote.com. If you wish to vote via telephone, please call 1-800-454-8683 or the 800 number provided to you on your vote instruction form. Please have the voting instruction form in front of you and follow the instructions to vote via Internet or telephone. Please consult with your broker, bank or nominee if you have any questions regarding the voting of shares held in street name.

Revocability of Proxies

Any person giving a proxy has the power to revoke their proxy and change their vote at any time before the 2007 Annual Meeting, provided that, if a stockholder is not attending the 2007 Annual Meeting, any revocation notice should be returned no later than the close of business on December 5, 2007, the day preceding the 2007 Annual Meeting, to ensure timely receipt. You may vote again on a later date on the Internet or by telephone, and only your last proxy submission prior to the 2007 Annual Meeting will be counted. You may also file with the Secretary of the Company at the Company’s principal executive office, 2100 Seaport Boulevard, Redwood City, California 94063, a written notice of revocation or submit a duly executed proxy bearing a later date, Additionally, you may revoke a proxy or change your vote by attending the 2007 Annual Meeting and voting in person. Attendance at the 2007 Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

Stockholder Proposals

For a stockholder’s proposal to be included in the Company’s Proxy Statement for the next Annual Meeting of Stockholders (the “2008 Annual Meeting”), the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by the Company no later than June 28, 2008. To be timely, stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Company no earlier than August 8, 2008 and no later than September 7, 2008 unless the 2008 Annual Meeting is called for a date earlier than November 11, 2008 or later than December 31, 2008, in which case such proposals must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2008 Annual Meeting is mailed or publicly announced, whichever occurs first.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of seven Directors. The Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes; Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of Directors is elected by the stockholders at each Annual Meeting to serve a three-year term or until their successors are duly elected and qualified, or if applicable for mid-term nominees and appointees, to complete the term of that class of Director. The Board of Directors and the Nominating and Corporate Governance Committee have nominated the Class II Directors, Patrick Jones, Charles E. Levine, and William Morrow, to stand for election as Class II Directors at this 2007 Annual Meeting. Each of the Class II Nominees stands before the stockholders for election for the first time, and their nominations were recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Class I Directors will stand for election at the 2008 Annual Meeting, and the Class III Directors will stand for election at the annual meeting following (the “2009 Annual Meeting”). If any nominee for any reason is unable to serve, or will not serve, as a Director, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee of the Board of Directors may propose and the full Board of Directors may approve. The Company is not aware of any nominee who will be unable to serve, or will not serve, as a Director.

The names of the nominees for election as Class II Directors at the 2007 Annual Meeting and of the incumbent Class I and Class III Directors and certain information about them, as of October 9, 2007, are set forth below:

Name	Age	Positions and Offices Held With the Company
Nominees for election as Class II Directors for a term expiring at the 2007 Annual Meeting:
Patrick Jones	62	Director
Charles E. Levine	54	Director
William Morrow	48	Director

Incumbent Class I Directors with a term expiring at the 2008 Annual Meeting:
Kenneth D. Denman	49	Director
Bo C. Hedfors	63	Director

Incumbent Class III Directors with a term expiring at the 2009 Annual Meeting:
Gerald Held	58	Director
Robert Vrij	43	President, Chief Executive Officer and Interim Chairman of the Board

Business Experience of Directors

Each member of the Board of Directors has been engaged in the principal occupations described below during the past five years. The information below is furnished by each respective Board member. There are no family relationships among any of the Company’s Directors or Executive Officers.

Patrick (Pat) Jones has served as a Director of the Company since September 2007. Mr. Jones is a private investor who currently serves as the independent Chairman of the Board for Lattice Semiconductor and is an active board member for Novell, Inc as well as Smarttrust, a privately held mobile device management solutions company. Previously, Mr. Jones served as Senior Vice President and Chief Financial Officer for Gemplus International SA, a provider of secure card-based solutions. Prior to Gemplus, he was Vice President and Corporate Controller at Intel Corp. Mr. Jones also served as Chief Financial Officer at LSI Logic and began his career at IBM. He holds a B.A. from the University of Illinois, with a concentration in economics, and an M.B.A. from St. Louis University, with a concentration in finance.

Charles E. Levine has served as a Director of the Company since October 2007. Mr. Levine is a private investor who currently serves as the independent Chairman of the Board for Sierra Wireless, Inc, a wireless data products company, and is an active board member of Reverbix, a privately held turnkey service delivery platform company. Previously, from 1997 to 2002, Mr. Levine held various positions with Sprint PCS, a wireless communications company, most recently as President. Before joining Sprint PCS, he was President of Octel Link, a voicemail equipment and services provider, and a Senior Vice President of Octel Services from 1994 to 1996. Mr. Levine holds a B.A. in Economics from Trinity College and an M.B.A. from the Kellogg School of Management at Northwestern University. He has also completed the Corporate Governance Course at the Business School at Stanford University and is a member of the Institute of Corporate Directors in Canada.

William (Bill) T. Morrow has served as a Director of the Company since July 2007. Mr. Morrow has held the role of President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation since July 1, 2007, and held the prior role of President and Chief Operating Officer from August 15, 2006. Prior to joining Pacific Gas & Electric in 2006, Mr. Morrow held various executive positions in the telecommunications industry, most recently with Vodafone , a global mobile telecommunications company, where he served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC from May 1, 2006 to July 31, 2006, President of Vodafone Japan through Vodafone KK, Japan from April 1, 2005 to April 30, 2006, Chief Executive Officer of Vodafone UK, Ltd. from February 1, 2004 to March 31, 2005, and President of Japan Telecom Holdings Co., Inc. from December 21, 2001 to January 31, 2004. Mr. Morrow has an electrical engineering degree from Condie College, and a business administration degree from National University. Mr. Morrow also has successfully completed several executive management programs at Duke University and Wharton Business School, as well as the Nuclear Reactor Technology Program at the Massachusetts Institute of Technology.

Kenneth D. Denman has served as a Director of the Company since April 2004. Since October 2001, Mr. Denman has served as the Chairman and Chief Executive Officer of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers. From January 2000 to March 2001, Mr. Denman was Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman was Senior Vice President, National Markets Group at MediaOne, Inc., a broadband cable and communications company, and from June 1996 to August 1998, he was Chief Operating Officer—Wireless at MediaOne International, the London headquartered international subsidiary of MediaOne, Inc. Mr. Denman received his MBA from the University of Washington and a BS in Accounting from Central Washington University. Mr. Denman is member of the board of advisors at the University of Washington’s Michael G. Foster School of Business.

Bo C. Hedfors has served as a Director of the Company since April 2002. Mr. Hedfors is currently President and Founder of Hedfone Consulting, which he established in April 2002. Previously, Mr. Hedfors was Executive Vice President of Motorola and President of its global wireless infrastructure business based in Chicago from 1998 to 2002. Prior to joining Motorola, he spent thirty years in different management positions at Ericsson, including President and Chief Executive Officer of Ericsson, Inc. from 1994-1998, Chief Technology Officer of LM Ericsson from 1990-1993, and President of Honeywell Ericsson Development Co. from 1984-1986. Mr. Hedfors is also a member of the Board of Directors of Tellabs, Inc., Kineto Wireless, Inc., Firetide, Inc., and E-Band Communications Corporation. Mr. Hedfors is a former member of the Cellular Telecommunications and Internet Association (CTIA), has served on several university boards and is currently Chairman of US Friends of Chalmers University of Technology, Inc. Mr. Hedfors has a MS degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden and is a member of the Royal Swedish Academy of Engineering Sciences.

Gerald (Jerry) Held, Ph.D., has served as a Director of the Company since his appointment in April 2005. Since 1999, Dr. Held has been Chief Executive Officer of Held Consulting, LLC where he is a strategic consultant to chief executive officers and senior executives of technology firms ranging from startups to large, publicly-traded organizations. From 2000 to 2001, Dr. Held was the acting Chief Executive Officer of Cantiga Systems. In 1998, Dr. Held was “Chief Executive Officer-In-Residence” at the venture capital firm of Kleiner Perkins Caufield & Byers. Through 1997, Dr. Held was Senior Vice President of Oracle’s server product division, where he led Oracle’s database business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. Prior to Oracle, Dr. Held spent eighteen years at Tandem Computers, Inc. Dr. Held is the Chairman of the Board of Directors of Software Development Technologies, Inc., is the executive chairman of Vertica Systems, and serves on the Board of Directors of Business Objects.

Robert Vrij has served as the Company’s President and Chief Executive Officer since March 2007, was appointed to the Board of Directors on June 4, 2007 as a Class III director, and was appointed Interim Chairman of the Board on September 18, 2007. Mr. Vrij has previously served the Company as Executive Vice President of Worldwide Field Operations since January 2007. Prior to joining the Company, Mr. Vrij has served as Senior Vice President of GENBAND, a VOIP network company from 2004 to 2006, and as Senior Vice President of Sales of NextiraOne, LLC, a telecommunications reseller from 2003 to 2004. Mr. Vrij was the President of worldwide sales and business development at Voxpath Networks, a software company, from 2002 to 2003. Mr. Vrij has also held a range of executive positions at Lucent Technologies and AT&T, including president and chief executive officer of Lucent’s Europe, Middle East, and Africa operations. Mr. Vrij earned his B.A. from Southwest Texas State University and his M.B.A. from St. Thomas University.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees to the Board of Directors.

BOARD COMMITTEES AND MEETINGS

The Board of Directors

During the fiscal year ended June 30, 2007, the Board of Directors held twenty-six (26) meetings, comprised of four (4) regular and twenty-two (22) special meetings. The Board of Directors also acted by unanimous written consent in lieu of a meeting on three (3) occasions during the fiscal year ended June 30, 2007. During this period, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, that were held during the period for which he was a Director or committee member, respectively. Scheduled Board meetings generally include a time for independent Directors to meet without management. The Board and its committees meet throughout the year as calendared in advance, and also hold special meetings and act by written consent in lieu of a meeting from time to time when appropriate.

All Directors are invited to attend the 2007 Annual Meeting, pursuant to Company policy, and all six members of the Board of Directors, as constituted at the time, attended the 2006 Annual Meeting of stockholders.

Board Committees

The Board currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Stock Awards Committee. The Board may form a new committee, re-allocate responsibilities of one committee to another, disband a current committee, or determine to form ad hoc committees from time to time.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is governed by a charter, a current copy of which is available on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section. Each of the Board’s standing committees, other than the Stock Awards Committee, has authority to engage its own legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Board affirmatively determines the independence of each Directors and Director nominee pursuant to Nasdaq listing standards, by thoroughly reviewing the information provided by the Directors and the Company concerning each Director’s business and personal activities as they may relate to the Company and the management team. The Board has determined that all continuing members of the Board as well as all members of the Board who served during fiscal year 2007 to be independent with the exception of Messrs. Vrij and Peterschmidt. The Board determined that Messrs. Vrij and Peterschmidt could not be considered independent due to their respective employment as Chief Executive Officer of the Company while a member of the Board.

The continuing members of the Board and its four standing committees are identified in the following table:

Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Stock Awards Committee(1)
Kenneth D. Denman	Ö	Ö		Ö
Bo C. Hedfors		Ö	Chair
Gerald Held		Chair	Ö
Patrick Jones(2)	Chair
Charles E. Levine(3)		Ö
William Morrow(4)	Ö		Ö
Robert Vrij(5)				Ö

(1)	During the fiscal year ended June 30, 2007, the Stock Awards Committee consisted of Mr. Peterschmidt from July 1, 2006 until April 19, 2007; thereafter, the Stock Awards Committee consisted of Messrs. Denman and Vrij.
(2)	Mr. Jones was appointed to the Board on September 26, 2007.
(3)	Mr. Levine was appointed to the Board on October 9, 2007
(4)	Mr. Morrow was appointed to the Board on July 26, 2007.
(5)	Mr. Vrij was appointed to the Board on June 4, 2007 and Interim Chairman of the Board on September 18, 2007

Audit Committee

The Audit Committee reviews the Company’s internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of annual audits, fees to be paid to the Company’s independent auditors and the performance of the Company’s independent auditors. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, the Audit Committee meets separately with the Company’s independent auditors and invites select employees who work under the Chief Financial Officer to participate in its meetings. The Audit Committee operates under a formal written charter that it reviews on an annual basis and in its discretion recommends changes. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter available on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section. The Audit Committee charter requires that each of the members of the Audit Committee is independent as defined under SEC rules and Nasdaq listing standards, that each Audit Committee member is financially literate (able to read and understand financial statements at the time of appointment), and that at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a Chief Executive Officer, chief financial officer, or other senior officer with financial oversight responsibilities. The current members of the Audit Committee are Patrick Jones (Chair), Kenneth D. Denman, and William Morrow.

During the fiscal year ended June 30, 2007, the Audit Committee consisted of Bernard Puckett (Chair), Kenneth D. Denman, and Masood Jabbar from July 1, 2006 until April 19, 2007, and of Masood Jabbar (Chair), Kenneth D. Denman, and Bernard Puckett from April 20, 2007 until the end of the fiscal year. The Board determined that each of the current and fiscal 2007 members of the Audit Committee met the independence and financial knowledge requirements under the Audit Committee charter, the SEC rules, and the NASDAQ listing standards. The Board has also determined that each of Patrick Jones (current Chair), Kenneth D. Denman, William Morrow, Bernard Puckett, and Masood Jabbar qualified as an “audit committee financial expert” in accordance with SEC rules, based upon each member’s experience and understanding with respect to certain accounting and auditing matters. The Audit Committee met twelve (12) times during the fiscal year ended June 30, 2007.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors salaries, benefits and stock option grants for certain of the Company’s officers, Directors, employees and consultants. Compensation of the Chief Executive Officer must be reviewed and recommended to the Board of Directors by the Compensation Committee, which is comprised solely of independent Directors. The Compensation Committee also administers the Company’s stock compensation and other employee benefit plans. In fulfilling its responsibilities, the Compensation Committee may entitled to delegate any or all of its responsibilities to a subcommittee, including delegation to a committee of the Board consisting of one or more members of the Board, authority to make awards to non-executive officers under the equity-based plans, in accordance with guidelines and policies set by the Committee. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, a current copy of which is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section. The Compensation Committee reviews its charter on an annual basis and in its discretion recommends changes.

The current members of the Compensation Committee are Gerald Held (Chair), Kenneth D. Denman, Bo. C. Hedfors, and Charles E. Levine. During the fiscal year ended June 30, 2007, the Compensation Committee consisted of Bernard Puckett (Chair), Kenneth D. Denman, and Bo C. Hedfors from July 1, 2006 through April 19, 2007, and Gerald Held (Chair), Kenneth D. Denman, Bo. C. Hedfors, and Bernard Puckett from April 20, 2007 until the end of the fiscal year. The Board determined that each of the current and fiscal 2007 members of the Compensation Committee to be independent as defined under SEC rules and regulations, Nasdaq listing standards and Internal Revenue Service regulations. The Compensation Committee held twelve (12) formal meetings and acted by unanimous written consent in lieu of a meeting on two (2) separate occasions during the fiscal year ended June 30, 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, interviewing and nominating individuals to be considered for the Board of Directors. The Nominating and Corporate Governance Committee considers and evaluates any candidates who are properly recommended by stockholders, identified by members of the Board or Company executives, or, at the discretion of the Nominating and Corporate Governance Committee, an independent search firm. The Nominating and Corporate Governance Committee also oversees the maintenance of the Company’s corporate governance matters and is governed by a charter, a current copy of which is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section. The Nominating and Corporate Governance Committee reviews its charter on an annual basis and in its discretion recommends changes.

The current members of the Nominating and Corporate Governance Committee are Bo C. Hedfors (Chair), Gerald Held, and William Morrow. During the fiscal year ended June 30, 2007, the Nominating and Corporate Governance Committee consisted of Bo. C. Hedfors (Chair), Gerald Held, and Bernard Puckett. The Board determined each of the current and fiscal 2007 members of the Nominating and Corporate Governance Committee to be independent as defined under SEC rules and regulations and NASDAQ listing standards. The Nominating and Corporate Governance Committee held three (3) formal meetings during the fiscal year ended June 30, 2007.

Stock Awards Committee

The Stock Awards Committee has been delegated authority by the Board of Directors to grant stock options, restricted stock or other full-value awards within certain prescribed limitations, under the Company’s compensatory stock plans to eligible employees of the Company. However, the Stock Awards Committee has no authority to grant equity awards to the CEO or his direct reports, including the named executive officers. The Compensation Committee may also make equity grants, and has concurrent and greater authority than the Stock Awards Committee, including grants to the CEO and his direct reports, including the named executive officers. The current members of the Stock Awards Committee are Kenneth D. Denman and Robert Vrij. During the fiscal year ended June 30, 2007, the Stock Awards Committee consisted of David Peterschmidt from July 1, 2006 to March 22, 2007, and consisted of Kenneth D. Denman and Robert Vrij from March 23, 2007 to the end of the fiscal year. During the fiscal year ended

June 30, 2007, the Stock Awards Committee held two (2) formal meetings and acted by written consent on eight (8) occasions.

Other Board Committees

The Corporate Development Committee (formerly named the Merger and Acquisition Committee) met during the 2007 fiscal year, but was suspended after July 1, 2007. The Board established the Corporate Development Committee in July 2004 to review, monitor and advise the Board in connection with corporate development activities, such as corporate strategy, mergers and acquisitions, and strategic investments. The Board delegated to this Committee the authority to approve any individual merger or acquisition transaction within prescribed limits set by the Board of Directors. The Corporate Development Committee has a written charter, which the Corporate Development Committee reviewed on an annual basis and in its discretion recommended changes. During the fiscal year ended June 30, 2007, the Corporate Development Committee consisted of independent directors Masood Jabbar (Chair), Kenneth D. Denman, Bo C. Hedfors, and Gerald Held. The Corporate Development Committee held six (6) formal meetings during the fiscal year ended June 30, 2007.

In addition, during the fiscal year ended June 30, 2006, the Board established a Special Committee of independent directors to review the Company’s current and historic stock options granting practices. The Special Committee met from May 2006 until October 2006. The Special Committee consisted of independent directors Gerald Held (Chair), Kenneth D. Denman and Masood Jabbar. The Special Committee retained independent legal counsel and forensic accountants to assist them in the review. Initially, the scope of the review only related to the informal inquiry received in May 2006 from the SEC, which focused on the grant and exercise of stock options to senior management and directors from June 1999 to the May 2006. Subsequently, the Special Committee determined to expand the scope of the investigation to cover to all stock options grants. The Special Committee scheduled at least weekly conference calls to discuss the review, which concluded during the fiscal year ended June 30, 2007. During the fiscal year ended June 30, 2007, the Special Committee held fifteen (15) formal meetings.

Also during the fiscal year ended June 30, 2007, the Board established the Strategic Alternatives Committee. The Strategic Alternatives Committee met from March 2007 until May 2007 for the purpose of exploring a range of strategic alternatives and options to enhance shareholder value, including a possible sale of the company. During the fiscal year ended June 30, 2007, the Strategic Alternatives Committee consisted of David C. Peterschmidt (Chair), Gerald Held, and Masood Jabbar. The Strategic Alternatives Committee scheduled at least weekly conference calls with frequent participation by the full Board, but did not hold formal meetings, to discuss the strategic alternatives process, which concluded during the fiscal year ended June 30, 2007.

Nominations for Directors

The Nominating and Corporate Governance Committee will consider, from time to time, suggestions of candidates for membership on the Board of Directors. The suggestions may be from Board members, Company management, Company stockholders or other sources (the “Sponsor”) and may be either unsolicited or in response to requests from the Committee for such candidates. The Nominating and Corporate Governance Committee may also retain firms specializing in Director candidates, and in fiscal 2007 and fiscal 2008, outside search firms were retained to assist in identifying potential director candidates for the Nominating and Corporate Governance Committee’s consideration. The Nominating and Corporate Governance Committee provided the outside search firms with its given criteria (e.g. qualified financial expert to serve as Audit Committee chair or an industry expert). The outside search firms then presented a list of candidates for the Nominating and Corporate Governance Committee’s review;

based on the candidate list, the Nominating and Corporate Governance Committee members evaluate, screen, interview, and gather additional information regarding the candidates as the basis for any recommendation made to the Board. It is the policy of the Nominating and Corporate Governance Committee that the same criteria for a candidate’s membership on the Board of Directors be applied irrespective of his or her Sponsor, except that in considering candidates recommended by stockholders, the Committee may take into account the number of shares of common stock held by the recommending stockholder and the length of time such shares have been held.

To suggest a candidate to this Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of the Company’s common stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the candidate’s consent to be named as a Director if selected by the Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent in a timely manner, as described under the heading “Stockholder Proposals”, to: Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063, Attention: Jeffrey K. Li. Upon receipt of a recommendation of a candidate for membership on the Board of Directors from a Sponsor, the Nominating and Corporate Governance Committee will evaluate the candidate by taking into consideration the needs of the Board of Directors and the qualifications of the candidate. Additionally, the Company’s Bylaws and the Exchange Act each contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at an Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for service as a Director of the Company are that a nominee possess an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company and an impeccable reputation of integrity and competence in his or her personal or professional activities. The Committee’s evaluation of potential candidates shall be consistent with the Board’s criteria for selecting new Directors. Such criteria include the possession of such knowledge, skills, expertise and diversity of experience so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or listing requirements.

On August 27, 2007, the Company’s Board approved the amendment and restatement of the Company’s Amended and Restated Bylaws to implement changes to the procedures by which a stockholder can make director nominations for consideration at the annual meeting of stockholders. As revised, for a stockholder’s notice of a director nominee to be timely, such notice must be received no less than ninety (90) and no more than one hundred twenty (120) days prior to the anniversary of the preceding year’s annual meeting date. Further, the amendments provide that if the annual meeting is set for a date more than twenty-five (25) days before or after the anniversary of the preceding year’s annual meeting, such stockholder notice must be received not later than the tenth (10th) day following public disclosure of such annual meeting date. However, in order to provide sufficient time for stockholders to provide notice, the Amended and restated Bylaws provide that for the 2007 annual meeting, stockholder notice must be received no later than the thirtieth (30th) day following public disclosure of the 2007 annual meeting date.

During fiscal 2007, the Nominating and Corporate Governance Committee retained a third party search firm, Egon Zender International, to assist in identifying and evaluating potential director candidates. Patrick Jones and William Morrow were each initially identified and recommended as director candidates by Egon Zender International. Charles E. Levine was initially identified and recommended as a director candidate by Lonergan Partners, a third party search firm.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the non-management Directors as a group), any Board committee or the Chair of any such committee by mail. All such correspondence may be sent, on a confidential basis if requested, addressed to the Board of Directors, committee or individual Director, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063, Attention: Jeffrey K. Li.

All stockholder communications will be opened and reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Corporate Secretary will make sufficient copies and send one copy to each Director who is a member of the group or committee to which the envelope is addressed.

Corporate Governance

The Company, the Board of Directors and each of its committees, review and monitor legal and governance matters, including the Sarbanes-Oxley Act of 2002, as well as SEC rules and Nasdaq listing standards. The Board of Directors and each of its committees intend to comply with all applicable rules, and will implement other corporate governance practices as the Board of Directors and its committees deem appropriate. The Board of Directors and its committees have established certain procedures and will continue to implement guidelines and procedures to comply with the Sarbanes-Oxley Act of 2002 and related rules adopted by the SEC and NASDAQ.

In addition, the Company has established a Disclosure Committee comprised of certain executives and other employees of the Company to assist in ensuring that information required by the SEC is properly and timely disclosed and to assist in the review, supervision, and establishment of controls and other procedures that are designed to ensure compliance with such disclosure obligations.

The Board of Directors has adopted, pursuant to the recommendations of the Nominating and Corporate Governance Committee, Corporate Governance Principles that reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value. These principles are intended to assist the Board of Directors in the exercise of its responsibilities. These principles are subject to modification from time to time by the Board of Directors pursuant to recommendations of the Nominating and Corporate Governance Committee. A copy of the Corporate Governance Principles is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section.

The Board of Directors has adopted the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers, which set forth specific policies to guide them in the performance of their duties. The Company is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. The Code of Ethics provides guidelines to promote honest and ethical conduct and adherence to all other Openwave policies and procedures that govern the conduct of the Company’s business. The Code of Ethics was revised by the Audit Committee in January 2006, and is available on the Company’s Investor Relations website at www.openwave.com, under the “Corporate Governance” section. The Company intends to post on such website or otherwise disclose as required by law or stock exchange regulation, any material changes to, or waiver from the Code of Ethics.

Additionally, the Board of Directors adopted a Code of Conduct, which sets out basic principles to guide the Company’s employees, officers and Directors in the Company’s commitment to the highest standards of corporate governance and integrity. A copy of the Code of Conduct is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section. The Company intends to post on such website or otherwise disclose as required by law or stock exchange regulation, any material changes to, or waiver from the Code of Conduct with respect to any Director or executive officer, if any.

The Audit Committee has established and adopted a whistleblower policy, which sets forth the procedures by which employees and others acting on behalf of the Company may submit good faith complaints regarding accounting or auditing matters. Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee oversees treatment of employee concerns in this area. To facilitate the reporting of complaints, the policy sets forth procedures for the confidential, anonymous submission by telephone, Internet or mail of concerns regarding questionable accounting or auditing matters. A copy of the whistleblower policy is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Gerald Held (Chair), Kenneth D. Denman, Bo C. Hedfors, and Charles E. Levine. During the fiscal year ended June 30, 2007, the Compensation Committee consisted of Bernard Puckett (Chair), Kenneth D. Denman, and Bo C. Hedfors from July 1, 2006 through April 19, 2007, and Gerald Held (Chair), Kenneth D. Denman, Bo C. Hedfors, and Bernard Puckett from April 20, 2007 until the end of the fiscal year. None of the members of the Compensation Committee during fiscal year 2007 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of related party transactions.

Transactions with Related Persons

Review, Approval and Ratification of Transactions with Related Persons

The Company’s Code of Conduct and Code of Ethics, generally described under the heading “Corporate Governance” above, provide the Company’s written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families which create or appear to create an actual or potential conflict between the individual’s interests and the interests of the Company. The Audit Committee is responsible for reviewing any transactions between the Company and related persons, including with respect to any use of corporate assets, as described in its written charter. Openwave’s Code of Ethics, Code of Conduct and Audit Committee Charter are available on the Company’s Investor Relations website at www.openwave.com, under the “Corporate Governance” section.

The General Counsel and Audit Committee of the Company are responsible for reviewing past or proposed transactions between the Company and related persons.

The Company’s Code of Conduct requires all Company employees, executives and directors to avoid any activity or personal interest that creates or appears to create a conflict of interest with the Company, and requires all Company personnel to disclose any such activity or interest to management. Openwave employees and directors must disclose any relationship with outside firms where the Openwave employee has any influence on transactions involving purchases, contracts or leases with such firm. Employees are directed to report such potential or actual conflicts to their managers, and management is directed to review and make a report to the General Counsel. The General Counsel or his/her designee then reviews the situation, and if an actual conflict of interest exists, must disclose such facts and circumstances to the Audit Committee, which oversees treatment of such issues and reviews and resolves the individual matters presented.

The Company’s Code of Ethics requires the Company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Chief Accounting Officer, and senior financial staff (as applicable, or persons performing similar functions) to avoid any activity or personal interest that creates or appears to create a conflict of interest with the Company. These executives are required to obtain the prior written approval of the General Counsel or the Audit Committee before making any investment, accepting any position or benefits, or participating in any transaction or business arrangement that creates or appears to create a conflict of interest. Further, the Openwave Senior Officer Code of Ethics requires these executives to seek the prior written approval of the Company’s General Counsel or the Audit Committee, with a full disclosure of all facts and circumstances, before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that creates or appears to create a conflict of interest.

Related Transactions

Since July 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of the Company’s common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than the indemnification arrangements described below under the headings “Material Legal Proceedings”, “Compensation of Executive Officers”, and “Compensation of Directors”.

Material Legal Proceedings

On May 16, 2006, a report published by the Center for Financial Research and Analysis (“CFRA”) identified Openwave as a company at risk for having engaged in backdating of stock options granted to our officers and directors. On May 22, 2006, we announced that we had received a notice of informal inquiry from the SEC requesting documents related to our stock option grants and options granting practices. Following that announcement, seven substantially similar shareholder derivative actions were filed in California state and federal courts, purportedly on behalf of the Company, against various of the Company’s former and then-current directors and officers. The plaintiffs allege that the individual defendants mismanaged corporate assets and breached their fiduciary duties between 1999 and 2005 by authorizing or failing to halt the back-dating of certain stock options. The plaintiffs also allege that certain defendants were unjustly enriched by the receipt and retention of backdated stock options and that certain of the defendants sold Openwave stock for a profit while in possession of material, non-public information. Certain of the plaintiffs also allege that the Company issued false and misleading financial disclosures and proxy statements from 1999 through 2005 and that the individual defendants engaged in a fraudulent scheme to divert money to themselves via improper option grants. The complaints seek various forms of equitable relief (including, among other things, disgorgement of profits, rescission of options contracts, accounting and certain corporate governance reforms) as well as unspecified money damages. The Company is named as a nominal defendant in all of the actions. However, because the plaintiffs purport to bring these claims on the Company’s behalf, no relief is sought against the Company. The individual defendants are subject to indemnification agreements with the Company such that the Company is obligated to reimburse each individual defendant for legal expenses related to these lawsuits.

On September 5, 2006, the state court consolidated the three actions pending before it into a single action captioned In re: Openwave Systems Inc. Derivative Litigation (Consolidated Case No. CIV 455265) and appointed a lead plaintiff and lead counsel. On September 29, 2006, the lead plaintiff filed a consolidated amended shareholder derivative complaint. On August 21, 2006, the individual defendants, joined by Openwave, filed a motion to stay the state court actions pending resolution of the federal actions. On September 29, 2006, the lead plaintiff filed a consolidated amended shareholder derivative complaint. On December 4, 2006, the state court granted the motion to stay. The state court actions will remain pending and Openwave and the individual defendants will be required to attend periodic status conferences until the federal actions are resolved. The plaintiffs in the state court actions have the right to ask the court to lift the stay if circumstances change. The consolidated state court action is in its very early stages. No amount is accrued as of June 30, 2007 as a loss is not considered probable and reasonably estimable.

On October 11, 2006, the federal district court entered an order consolidating the four actions pending before it into a single action captioned In re: Openwave Systems Inc. Shareholder Derivative Litigation (Hacker v. Peterschmidt et. al. Case No. 3:06-cv-03468-SI) and appointed lead plaintiffs and lead counsel. On December 29, 2006, plaintiffs filed an amended and consolidated complaint. On February 9, 2007, the Company filed a motion to dismiss the amended and consolidated complaint based on plaintiffs’ failure to make a pre-suit litigation demand or plead sufficient facts demonstrating that demand is excused as futile. All of the individual defendants who are current or former members of the Company’s Board of Directors joined in the motion. Also on February 9, the individual defendants filed a motion to dismiss the consolidated amended complaint for failure to state a claim. In addition, on February 9, Openwave filed a motion to temporarily stay discovery pending the court’s ruling on the motions to dismiss. On May 17, 2007, the court entered an order granting the Company’s motion to dismiss with leave to amend and granting the Company’s motion to stay discovery.

On June 29, 2007, the plaintiffs filed an amended complaint. On July 29, 2007, Openwave and the individual defendants filed motions to dismiss the amended complaint, and a hearing on the motions to dismiss is scheduled for October 12, 2007. The consolidated federal derivative action is in its very early stages. No amount is accrued as of June 30, 2007 as a loss is not considered probable and reasonably estimable.

Between February 21, and March 27, 2007, four substantially similar securities class action complaints were filed in the United States District Court for the Southern District of New York against Openwave and four current and former officers of the Company. The complaints purport to be filed on behalf of all persons or entities who purchased Openwave stock from September 30, 2002 through October 26, 2006 (the “Class Period”), and allege that during the Class Period, the defendants engaged in improper stock options backdating and issued materially false and misleading statements in the Company’s public filings and press releases regarding the manner in which Openwave granted and accounted for the options. Based on these allegations, the complaints assert two causes of action—one against all defendants for violation of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and a second against the individual defendants for violation of Section 20(a) of the Exchange Act. The individual defendants are subject to indemnification agreements with the Company such that the Company is obligated to reimburse each individual defendant for legal expenses related to these lawsuits.

On April 25, 2007, the Company and the individual defendants filed a joint motion to transfer the actions to the Northern District of California where the related shareholder derivative class actions are pending. On May 18, 2007, the court entered an order consolidating the four securities class actions into a single action captioned In re: Openwave Systems Securities Litigation (Master File 07-1309 (DLC)), and appointing lead plaintiff and lead counsel. On June 14, 2007, the court entered an order denying the motion to transfer.

On June 29, 2007, the plaintiffs filed a consolidated and amended class action complaint. The consolidated and amended complaint adds 17 additional defendants, including several current and former Openwave officers and directors, KPMG LLP, and Merrill Lynch, Pierce, Fenner & Smith, Inc., Lehman Brothers Inc., J.P. Morgan Securities, Inc., and Thomas Weisel Partners LLC. The consolidated and amended complaint alleges claims for violation of Sections 10(b), 20(a) and 20(A) of the Exchange Act and Rule 10b-5, as well as claims for violation of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 arising out of the Company’s 2005 public offering. The complaint seeks money damages, equitable relief, and attorneys’ fees and costs. The Company is required under contracts with the individual defendants to indemnify them under certain circumstances for attorneys’ fees and expenses.

On August 10, 2007, the defendants filed motions to dismiss the consolidated and amended class action complaint. A hearing on the motions has not yet been set. The securities class action is in its very early stages. No amount is accrued as of June 30, 2007 as a loss is not considered probable and reasonably estimable.

Limitation of Liability and Indemnification

The Company’s Certificate of Incorporation includes provisions that eliminate the personal liability of its Directors for monetary damages for breach of fiduciary duty as a Director, except for liability:

•	for any breach of the Director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

•	for any transaction from which the Director derives an improper personal benefit.

The Company’s Certificate of Incorporation and Bylaws further provide for the indemnification of its Directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. The Company has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable. The Company has entered into agreements to indemnify its Directors and executive officers in addition to the indemnification provided for in the Company’s Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of its Directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a Director or executive officer or at its request. The Company believes that these provisions and agreements are necessary to attract and retain qualified people as Directors and executive officers.

EXECUTIVE OFFICERS

The Company’s current executive officers and their ages as of October 9, 2007 are as follows:

Name	Age	Position
Robert Vrij	43	President, Chief Executive Officer and Director
Jean-Yves Dexmier	56	Executive Vice President and Chief Financial Officer
Hari Haran	47	Senior Vice President, Worldwide Field Operations
John Boden	41	Senior Vice President, Product Management

The address of each executive officer is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063.

Robert Vrij has served as the Company’s President and Chief Executive Officer since March 2007, and was appointed to the Board of Directors on June 4, 2007. Mr. Vrij has previously served the Company as Executive Vice President of Worldwide Field Operations since January 2007. Prior to joining the Company, Mr. Vrij has served as Senior Vice President of GENBAND, a VOIP network company from 2004 to 2006, and as Senior Vice President of Sales of NextiraOne, LLC, a telecommunications reseller from 2003 to 2004. Mr. Vrij was the President of worldwide sales and business development at Voxpath Networks, a software company, from 2002 to 2003. Mr. Vrij has also held a range of executive positions at Lucent Technologies and AT&T, including president and chief executive officer of Lucent’s Europe, Middle East, and Africa operations. Mr. Vrij earned his B.A. from Southwest Texas State University and his M.B.A. from St. Thomas University.

Dr. Jean-Yves Dexmier has served as the Company’s Chief Financial Officer since August 2007. Prior to joining the Company, Dr. Dexmier served as Chief Executive Officer and Chair of the Board of Agentis Software from 2001 to 2005, and as Chief Executive Officer, President and Chief Financial Officer of Informix Software from 1997 to 2000. Dr. Dexmier received a B.A. in fundamental mathematics from Lycee Pasteur, an M.B.A. from Ecole Polytechnique and a Ph.D. in electronics from Ecole Nationale Superieure de l’Aeronautique et de l’Espace. In addition, Dr. Dexmier has accomplished post-graduate work at the University of Michigan, School of Business Administration

Hari Haran has served as the Company’s Senior Vice President, Worldwide Field Operations since May 2007. Prior to joining the Company, Hari served as Chief Executive Officer of LongBoard, a fixed-mobile convergence solutions company from February 2005 to April 2007. Before LongBoard, Mr. Haran was a consultant for various private companies from April 2004 to January 2005. From March 2003 to March 2004, Mr. Haran was the Senior Vice President, Worldwide Sales & Marketing for LittleFeet Inc., a company that makes wireless solutions for GSM networks. At French startup, Penbase, he served as Chief Executive Officer (August 2002 to March 2003) and before that, Mr. Haran served as Vice President and General Manager of Lucent Technologies in the EMEA region. He was with Lucent Technologies / AT&T Network Systems from August 1990 to July 2002. Mr. Haran holds a BS degree in Engineering from Indian Institute of Technology, an MS in Computer Science from Illinois Institute of Technology and an MBA from Louisiana University. Hari also attended the Executive Management Program at The Wharton School at University of Pennsylvania.

John Boden has served as the Company’s Senior Vice President, Product Management since June 2007. Mr. Boden joined Openwave from GENBAND, a VOIP network company, where he was Chief Technology Officer from December 2006 to May 2007. Mr. Boden previously worked at Nortel Networks for approximately ten years, where he held a number of leadership positions, most recently as Strategy Leader from 2005 to 2006, Product Management and New Product Introduction (2003-2005) and Business and Product Management for OSS & OAM&P (2002-2003). Mr. Boden holds a BS degree in Engineering Physics from McMaster University in Hamilton, Ontario, Canada.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 9, 2007 by: (a) each Director and nominee for Director named in Proposal 1; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all such executive officers and Directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of October 9, 2007 approximately 83,218,688 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of October 9, 2007, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of October 9, 2007; however, unless otherwise indicated, these shares do not include any options or restricted stock awarded after October 9, 2007:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Robert Vrij(2)	408,333	*
Harold L. Covert(3)	157,639	*
Kenneth D. Denman(4)	83,041	*
Peter Galvin(5)	0	*
Bo C. Hedfors(6)	95,875	*
Gerald Held(7)	47,291	*
Masood Jabbar(8)	80,000	*
Patrick Jones(9)	12,000	*
Charles E. Levine(10)	12,000	*
William Morrow(11)	12,000	*
Steve Peters(12)	0	*
David C. Peterschmidt (13)	150,259	*
Bernard C. Puckett(14)	143,515	*
Richard Lee Schwartz(15)	1,916	*
Allen E. Snyder (16)	1,269	*
All Directors and executive officers as a group (12 persons)	1,205,138	1.4%
Entities affiliated with FMR Corp.(17) 82 Devonshire Street, Boston, MA 02109	13,448,277	16.2%
Entities affiliated with Galleon Management, L.P. (18) 590 Madison Avenue, 34th Floor, New York, NY 10022	5,077,787	6.1%
Entities affiliated with S Squared Technology, LLC(19) 515 Madison Avenue, New York, NY 10022	5,469,900	6.6%

*	Less than 1% of the outstanding shares of common stock.

(1)	This table is based upon information supplied by each officer, Director or beneficial owner of more than five percent, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on approximately 83,218,688 outstanding shares on October 9, 2007, adjusted as required by rules promulgated by the SEC.
Unless otherwise indicated, the address for each person or entity named below is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063.
(2)	Mr. Vrij was appointed to serve as the Company’s Chief Executive Officer effective March 22, 2007, appointed to the Board of Directors effective June 4, 2007, and appointed Interim Chairman of the Board effective September 18, 2007. The amount reported for Mr. Vrij includes 8,333 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(3)	Mr. Covert served as the Company’s Chief Financial Officer during the fiscal year ended June 30, 2007, and resigned from the Company effective August 15, 2007. The amount reported for Mr. Covert includes 157,639 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(4)	Includes 69,041 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(5)	Mr. Galvin served as the Company’s Senior Vice President, Marketing and Products, during the fiscal year ended June 30, 2007, and resigned from the Company effective July 9, 2007. The amount reported for Mr. Galvin includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(6)	Includes 83,875 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(7)	Includes 35,291 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(8)	Mr. Jabbar served as a Director of the Company during the fiscal year ended June 30, 2007, and resigned from the Board effective September 26, 2007. The amount reported for Mr. Jabbar includes 68,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(9)	Mr. Jones was appointed to the Board effective September 26, 2007. The amount reported for Mr. Jones includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(10)	Mr. Levine was appointed to the Board effective October 9, 2007. The amount reported for Mr. Levine includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(11)	Mr. Morrow was appointed to the Board effective July 26, 2007. The amount reported for Mr. Morrow includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(12)	Mr. Peters served as the Company’s Executive Vice President, Chief Administrative & Legal Officer during the fiscal year ended June 30, 2007 until September 30, 2006, and resigned from the Company effective December 23, 2006. The amount reported for Mr. Peters includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(13)	Mr. Peterschmidt served as the Company’s President and Chief Executive Officer during the fiscal year ended June 30, 2007 until March 22, 2007, as a director until June 4, 2007, and resigned from the Company effective July 1, 2007. The amounts reported for Mr. Peterschmidt includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(14)	Mr. Puckett served as the Company’s Chairman of the Board during the fiscal year ended June 30, 2007, and resigned from the Board effective September 18, 2007. The amount reported for Mr. Puckett includes 124,149 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.

(15)	Mr. Schwartz served as the Company’s Senior Vice President, Office of Strategy and Technology, during the fiscal year ended June 30, 2007 and resigned form the Company effective July 2, 2007. The amount reported for Mr. Schwartz includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(16)	Mr. Snyder served as the Company’s Executive Vice President and Chief Operating Officer during the fiscal year ended June 30, 2007 until August 25, 2006, and resigned from the Company effective November 30, 2006. The amount reported for Mr. Snyder includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 9, 2007.
(17)	Based solely on information furnished in a Schedule 13G/A dated December 31, 2006 and filed with the SEC on February 14, 2007 by and on behalf of FMR Corp. and its direct and indirect subsidiaries (collectively “FMR”) reporting beneficial ownership of 13,448,277 shares of our Common Stock, consisting of 13,448,277 shares as to which it has sole dispositive power and 2,869,820 shares as to which it has sole voting power.
(18)	Based solely on information furnished in a Schedule 13G/A dated July 25, 2007 and filed with the SEC on August 6, 2007 jointly by Raj Rajaratnam, Galleon Management, L.P., and Galleon International Management, LLC in which Raj Rajaratnam reports beneficial ownership of 5,077,787 shares of our Common Stock (consisting of 5,077,787 shares as to which he has shared voting and dispositive powers), Galleon Management, L.P. reports beneficial ownership of 4,997,587 shares of our Common Stock (consisting of 4,997,587 shares as to which it has shared voting and dispositive powers) and Galleon International Management, LLC reports beneficial ownership of 80,200 shares of our Common Stock (consisting of 80,200 shares as to which it has shared voting and dispositive powers).
(19)	Based solely on information furnished in a Schedule 13G dated December 31, 2006 and filed with the SEC on February 14, 2007 jointly by S Squared Technology, LLC, S Squared Capital II Management, LLC, S Squared Technology Partners, L.P., Seymour L. Goldblatt and Kenneth A. Goldblatt, in which S Squared Technology, LLC reports beneficial ownership of 4,308,200 shares of our Common Stock (consisting of 4,308,200 shares as to which it has sole voting and dispositive powers), S Squared Capital II Management, LLC reports beneficial ownership of 981,700 shares of our Common Stock (consisting of 981,700 shares as to which it has sole voting and dispositive powers), S Squared Technology Partners, L.P. reports beneficial ownership of 180,000 shares of our Common Stock (consisting of 180,000 shares as to which it has sole voting and dispositive powers), and Seymour L. Goldblatt and Kenneth A. Goldblatt each report beneficial ownership of 5,469,900 shares of our Common Stock (consisting of 5,469,900 shares as to which each has sole voting and dispositive powers) representing the combined holdings of the reporting entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file, with the SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended June 30, 2007, all executive officers and Directors of Openwave complied with applicable Section 16(a) filing requirements except that late Form 3s were filed on behalf of Peter Galvin and Richard Schwartz with respect to their initial holdings upon designation as Section 16 officers and a late Form 4 was filed on behalf of Peter Galvin, with respect to payment of tax liability by withholding securities incident to the vesting of a security in accordance with Rule 16b-3.

Based solely on a review of the publicly filed reports of persons who were greater than ten percent stockholders during the fiscal year ended June 30, 2007, Harbinger Capital Partners Master Fund I, Ltd. and its affiliates (“Harbinger”) filed a late Form 4 on March 26, 2007 with respect to two transactions reportedly made on March 16, 2007 pursuant to equity swap agreements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. The Compensation Committee is responsible for reviewing and approving all aspects of compensation (base salary, variable pay and long-term incentives) for the Chief Executive Officer (“CEO”) and the other senior executives of the Company, including the executive officers set forth in the Summary Compensation Table.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the CEO and the CEO direct reports, including our named executive officers, as well as approves recommendations from management, the Human Resources Department and independent compensation consultants regarding equity awards to such individuals. In addition, the CEO annually reviews the performance of each member of the Company’s executive management team (other than the CEO, whose performance is reviewed by the Compensation Committee). The CEO is responsible for making a recommendation regarding the base salary, short-term bonus/variable pay and long-term incentives for each executive officer (other than himself) based on such reviews. The CEO is assisted by the Human Resources Department and independent compensation consultants in formulating these recommendations. Recommendations regarding the base salary, target percentage of base salary of short-term bonus/variable pay and long-term incentives for the CEO are made by our independent compensation consultants, Compensia, whose role is described in greater detail below. The thresholds for the short-term bonus/variable pay components of our executive officer’s compensation historically have been based on the Company’s quarterly revenue and earnings financial targets. The recommendations are presented to the Compensation Committee for its consideration, and the Compensation Committee makes a final determination regarding salary adjustments and annual award amounts to executives.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers”.

Compensation Philosophy

The Company operates in a competitive, dynamic and challenging industry. The Compensation Committee believes that the compensation programs for executive officers, including our named executive officers, should be designed to: (a) attract and retain executive officers who possess the high-quality skills and talent necessary to achieve the Company’s business objectives (which objectives may include, for example, successful execution of a fiscal year business plan and achievement of financial and strategic goals), and (b) motivate executive officers to achieve these objectives. The principles that are the foundation of the Company’s executive compensation philosophy are below. The principle regarding the sense of urgency was added during fiscal year 2007 due to the Company’s declining financial performance, the Company’s product transition, and the change in management at the Company, and resulted in a shift towards short-term bonuses based on Company performance and long-term incentive compensation and away from base salary.

•	Pay competitively, with compensation set at levels that will attract and retain top quality executive talent;

•	Directly and substantially link compensation to measurable corporate and individual performance;

•	Create a sense of urgency surrounding strategy execution and key business objectives achievement;

•	Reward executive team, including named executive officers, for creating stockholder value; and

•	Align the interests of the executive team, including our named executive officers, with those of the Company and its stockholders.

Using the Company’s compensation principles, the Compensation Committee utilizes a benchmarking process to help determine the base salary, annual incentive bonus and long-term incentive compensation targets for our executive officers, including named executive officers. The Compensation Committee has retained Compensia, a management consulting firm providing executive compensation advisory services to compensation committees and senior management of knowledge-based companies. Based on Compensia’s research, the Compensation Committee compared the Company’s compensation of its named executive officers to a compensation peer group, which includes, among other companies, Akamai, Ariba, Borland Software, Epicor Software, FactSet Research Systems, InPhonic, Microstrategy, QAD, Quest Software, salesforce.com, TIBO Software, Websense, and Wind River Systems. Altiris, FileNET, Hyperion, and Internet Security Systems have been removed from the peer company group due to mergers or acquisitions. Compensia compares each of the Company’s current components of executive compensation on an individual level with comparable executive positions at each peer company group, and provides an analysis to the Compensation Committee. Compensia presents such compensation information at Compensation Committee meetings and engages in discussions with the Compensation Committee, including in closed sessions without management, in determining the appropriate level of compensation for executive officers, including our named executive officers.

Based on the foregoing objectives, the Compensation Committee has structured the Company’s compensation program to motivate executives to achieve the business goals set by the Company and reward our executive officers, including our named executive officers, for achieving such goals.

Ownership Guidelines

Director stock ownership guidelines

It is the recommendation of the Board that all directors hold an equity interest in the Company. Accordingly, each non-employee director should acquire and hold Company stock with a value equivalent to $25,000. Non-employee directors should satisfy this standard within four years from the date the director joins the Board or the adoption of this policy.

Executive stock ownership guidelines

It is the recommendation of the Board that all executive officers, consistent with their responsibilities to the shareholders of the Company as a whole, hold an equity interest in the Company. Accordingly, each executive officer of the Company should acquire and hold Company stock with a value equivalent to $100,000. Executive officers should satisfy this standard within the later of four years from the date of becoming an executive officer or the adoption of this policy.

Components of Executive Compensation

Our executive compensation package consists of five components: base salary, short-term bonus/variable pay programs (cash bonuses), long-term incentives (equity awards such as stock options and restricted stock grants), benefits and severance benefits. We choose the elements that comprise the overall compensation for the Named Executive Officers so that we can offer compensation packages that are competitive enough to allow us to attract and retain the talent we need to pursue our strategic goals. The allocation of each component of compensation for our executive officers, including named executive officers, is discussed further below; we believe that the overall compensation packages that fall slightly above the 50th percentile of the compensation peer group are sufficient for us to attract and retain top talent.

Base Salary

Base salary for each of the Company’s executive officers is determined based upon an evaluation of the officer’s responsibilities, an assessment of the officer’s performance, and market comparisons from the compensation surveys provided by the independent compensation consultant. Base salary for each executive officer is reviewed no less frequently than on an annual basis and may be adjusted based upon a number of factors, including the executive’s performance and achievement, changes in the external market, and the executive’s contributions to meeting corporate and strategic performance goals. The Compensation Committee generally targets base salary around the 50th percentile of the compensation peer group, as adjusted for an individual’s experience, performance, and responsibilities. The base salaries for our named executive officers were not increased during fiscal year 2007.

Short-term Bonus/Variable Pay

The Company’s short-term bonus/variable pay programs are designed to provide cash incentive awards, expressed as a percentage of base salary, based on achievement of corporate and individual performance goals. Sales executives and non-executive employees, as well as other employees whose positions are focused on revenue generation, are generally eligible for payments that are tied to achievement of sales or revenue goals under a variable pay plan. Other executives and non-executive employees are eligible for payments under the Company’s Corporate Incentive Plan that is tied to achievement of Company financial performance goals. All of the named executive officers were participants in the Corporate Incentive Plan during fiscal year 2007. The Compensation Committee generally targets short-term bonus/variable pay programs at or slightly above the 50th percentile of the compensation peer group, as adjusted for an individual’s experience, performance, and responsibilities. The Compensation Committee believes that setting short-term bonus/variable pay targets as a significant portion of an executive’s total cash compensation aligns executive performance with the Company’s financial performance objectives.

For the fiscal year 2007, the Corporate Incentive Plan had two measures comprising the Company’s financial performance goals, namely quarterly revenue and quarterly proforma operating income or loss, the achievement of which will each determine a performance modifier, which is then used to determine bonus awards under the plan, as described below. The quarterly revenue targets were as follows: Q1: $90M; Q2: $100M; Q3: $110M; and Q4: $130M. The quarterly proforma operating income or loss targets were (loss shown in parenthesis): Q1 ($.884M); Q2: $8.345M; Q3: $15.61M; and Q4: $25.994M. Each of these targets was measured against actual Company results for the quarter, and a percentage of achievement was calculated. If a percentage of achievement is less than 80%, then the performance modifier is deemed to be zero. If a percentage of achievement is at least 80% and less than 90%, the performance modifier is 50%. If a percentage of achievement is at least 90% and less than 100%, the performance modifier is 75%. If a percentage of achievement is at least 100% and less than 110%, the performance modifier is 100%. If a percentage of achievement is at least 110% and less than 120%, the performance modifier is 120%. If a percentage of achievement is 120% or greater, the performance modifier is 150%. Both performance modifiers are added, then divided by two, to determine the actual payout percentage. The amount paid under the Corporate Incentive Plan is the executive’s base salary paid during the quarter, multiplied by his or her personal target percentage of base salary of short-term bonus/variable pay, multiplied by the actual payout percentage. The only amounts paid under the Corporate Incentive Plan during fiscal year 2007 were for the first fiscal quarter, and the actual payout percentage, as calculated above, was 51.58%. However, given the Company’s achievement of only one financial performance goal for the first fiscal quarter, the Compensation Committee determined that the applicable bonus for each executive officer, including the named executive officers other than Mr. Peterschmidt, was reduced by 5%. As determined by the Compensation Committee, the applicable bonus for Mr. Peterschmidt, the Company’s then President and Chief Executive Officer, was reduced by 10%. No bonuses were awarded to our named executive officers for the second, third, or fourth fiscal quarters.

Long-Term Incentives

The Company’s stock compensation plans have been established to provide selected employees of the Company with incentives to help align those employees’ interests with the interests of stockholders. The Company’s equity plans are discussed under the heading “Material Terms of Plans that Govern Share-Based Awards” below. The Compensation Committee believes in the current environment that a mixture of stock options and restricted stock offers the best approach to achieving the Compensation Committee’s goals of retaining executives and aligning their interests with stockholders. The Compensation Committee generally awards stock options and/or restricted stock to executives, including our named executive officers, upon their start of employment and once a year thereafter. The balance between stock options and restricted stock is recommended by management and the independent compensation consultant, and the percentage allocation is consistently applied to all executive officers, including our named executive officers. For example, with respect to equity grants recently made to our executive officers, the Compensation Committee considered, among other factors, the Company’s performance and stock price, and determined that the equity grants should be made only of stock options to best align the executive officers with the interests of the stockholders. These grants generally occur during the latter half of the calendar year. The Compensation Committee generally targets long-term incentives slightly below the 50th percentile of the compensation peer group, given stockholder concerns about stock usage and dilution as well as the Company’s historic equity burn rate. The Compensation Committee believes that providing combined grants of stock options and shares or restricted stock effectively balances the objective of focusing the executives on creating long term shareholder value, while also providing value to executives with the equity awards.

Stock Options

Stock options have been a major component of the Company’s compensation package for most employees since shortly after the Company’s formation. Stock option grants are made to certain employees at the commencement of their employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. As discussed above, an annual grant of stock options are generally made to eligible employees, typically employees of director level and above. In fiscal year 2007, certain named executive officers were granted awards of stock options. The Compensation Committee determines actual awards to executive officers based upon a review of competitive compensation data, with full share grants valued at fair market value at the time of grant and stock options valued using the Black-Scholes method, its assessment of individual performance measured against key performance indicators and business objectives, a review of each executive’s existing long-term incentives, and retention considerations. Stock options granted by the Company have an exercise price equal to the fair market value of the Company’s common stock on the day of grant, typically vest based upon continued employment on a pro-rata basis over a three- or four-year period, and generally expire ten years after the date of grant.

When an employee is hired or promoted, the employee may be eligible to receive a stock option. Unless the individual is a direct report of the CEO or the grant exceeds the range approved by the Compensation Committee, the grant is made as follows: new hires or promotions in a given month are submitted for approval at the Stock Awards Committee meeting on the following month. The Stock Awards Committee reviews and approves the grants at the meeting or acts via unanimous written consent in lieu of a meeting, and the grants are made effective on the 15th day of the month (unless that day is not a day on which the NASDAQ stock market is open for trading, in which case the grant is made effective on the first trading day after the 15th). If the individual is a CEO direct report or the grant exceeds the range approved by the Compensation Committee, the Compensation Committee must approve the stock option; generally, grants made by the Compensation Committee are effective on the effective date of the next Stock Awards Committee monthly grant.

Restricted Stock

The Company selectively uses restricted stock awards to retain and provide incentives to its executive officers, including our named executive officers. The Company believes that restricted stock awards advance the Company’s goals of executive retention and ownership, provide value to the recipient in that the shares are awarded at no cost to the recipient, and also further rewards the recipient for improved Company performance. Typically, the Compensation Committee considers executive officers and other key employees for restricted stock awards after the Compensation Committee completes its annual review and assessment of the performance of the Company’s executive officers, including our named executive officers. Occasionally, however, restricted stock awards are made at other times due to changes in job responsibilities or promotions, or for retention purposes. In fiscal year 2007, certain named executive officers were granted restricted stock awards. In general, such restricted stock awards vest based upon continued employment over a two to four-year period.

When an employee is hired or promoted, the employee may be eligible to receive a restricted stock award, which is a grant of Company common stock subject to a lapsing right of repurchase in favor of the Company. Unless the individual is a direct report of the CEO or the award exceeds the range approved by the Compensation Committee, the award is made as follows: new hires or promotions in a given month are submitted for approval at the Stock Awards Committee meeting on the following month. The Stock Awards Committee reviews and approves the awards at the meeting or acts via unanimous written consent in lieu of a meeting, and the awards are made effective on the 15th day of the month (unless that day is not a day on which the NASDAQ stock market is open for trading, in which case the award is made effective on the first trading day after the 15th). If the individual is a CEO direct report or the award exceeds the range approved by the Compensation Committee, the Compensation Committee must approve the award; generally, awards made by the Compensation Committee are effective on the effective date of the next Stock Awards Committee monthly grant. Typically, the vesting of restricted stock awards made during a fiscal quarter is made such that the award vests on the 15th day of the middle month of the quarter.

Benefits

We also provide our named executive officers with benefits generally available to our employees, such as healthcare and life and disability insurance as necessary. The Company’s global benefits philosophy is that health and welfare benefits should provide employees with protection from catastrophic events and is intended to be competitive in local markets. Other benefits, such as retirement benefits, are designed to be competitive in local markets. Executive officers participate in the same benefit programs available to all employees, such as the Company’s 401(k) plan, Executive Severance Plan (as discussed below), and Change in Control Severance Agreements (as discussed below). The Company provides these benefits to remain competitive and to advance the Company’s goal of executive retention.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility of certain compensation exceeding $1 million per year paid to the Company’s Chief Executive Officer and its four other highest paid officers in office at fiscal year end. Pursuant to regulations issued by the Internal Revenue Service, compensation may be paid without regard to this $1 million limit and still comply with Section 162(m) if it meets the requirements for “performance-based” compensation. Among other things, “performance-based” compensation must be paid in accordance with pre-established performance goals and stockholder approval of the material terms of such compensation programs prior to payment. The Compensation Committee’s policy is to structure the compensation of its top executives, including the named executive officers, to the extent practical, so that none of their compensation becomes non-deductible under Section 162(m). However, the Company has awarded restricted stock grants to its executive officers that are earned through completion of years of continued service with the Company rather than the achievement of performance goals. In addition, the Company has not submitted its cash bonus arrangements with its senior executive officers for stockholder approval.

In the fiscal year 2007, no executive officer’s compensation, as calculated under Section 162(m), exceeded the $1 million limit; as a result, Section 162(m) should not limit the amount of compensation that the Company will be able to deduct in connection with the items of compensation enumerated above.

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Jerry Held (Chair)

Kenneth D. Denman

Bo C. Hedfors

Charles E. Levine

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information for the fiscal year ended June 30, 2007 concerning compensation of the Company’s principal executive and financial officers, former principal executive officer, two most highly compensated executive officers during fiscal year 2007, and two most highly compensated former executive officers. The table omits Hari Haran, the Company’s Senior Vice President, Worldwide Field Operations, since his compensation during fiscal year 2007 was below the reportable threshold.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Robert Vrij(3)	2007	212,310	100,000	(4)	152,876		214,811		98,485	225,617	(5)	$1,004,099
President and CEO

Harold Covert(6)	2007	350,000	—		612,279		1,228,449		41,563	110,400	(7)	$2,342,691
Executive VP and CFO

Peter Galvin(8)	2007	295,000	—		262,520		608,331		21,019	66,000	(9)	$1,252,870
SVP, Products and Marketing

Steve Peters(10)	2007	87,500	—		256,740		—		21,375	300,000	(11)	$665,615
Former EVP and Chief Administrative Officer

David C. Peterschmidt(12)	2007	500,000	—		59,702	(13)	2,995,909		56,250	270,000	(14)	$3,881,861
Former President and CEO

Richard L. Schwartz(15)	2007	206,667	—		28,563		11,203		12,761	30,000	(16)	$289,194
SVP, Office of Strategy & Technology

Allen Snyder(17)	2007	162,500	—		1,113,517	(18)	(72,094	)(18)	48,573	751,523	(19)	$2,004,019
Former EVP and Chief Operating Officer

(1)	Stock and Option awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of the Company. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes (disregarding forfeiture assumptions) for fiscal 2007 in accordance with FAS No. 123R and thus may include amounts for stock awards or stock option granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
(2)	Consist solely of amounts received by such individual pursuant to the Company’s short-term bonus/variable pay program, Corporate Incentive Plan, for fiscal year 2007.
(3)	Mr. Vrij was appointed President and Chief Executive Officer on March 22, 2007, and became a Director on June 4, 2007. Prior, Mr. Vrij served as the Executive Vice President of Worldwide Field Operations from January 2, 2007.
(4)	Consist solely of a sign on bonus of $100,000 when Mr. Vrij’s employment commenced in January 2007.
(5)	Consist of $210,000, a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007, and $15,617 of relocation expense reimbursements.

(6)	Mr. Covert served as the Company’s Executive Vice President, Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer throughout fiscal year 2007. He subsequently resigned and left the Company on August 15, 2007.
(7)	Consist of $77,567, a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007.
(8)	Mr. Galvin served as the Company’s Senior Vice President, Marketing and Products, until his departure from the Company on July 9, 2007.
(9)	Consist of $66,000, a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007.
(10)	Mr. Peters resigned from the role of Executive Vice President and Chief Administrative Officer effective September 30, 2006, and continued to serve as a part-time advisor until December 23, 2006.
(11)	Consists of severance compensation in the form of a lump sum payment equal to $300,000 (the equivalent of one year’s base salary).
(12)	Mr. Peterschmidt served as the Company’s President, Chief Executive Officer and Director until March 22, 2007, at which time he resigned as Chief Executive Officer, but continued as an employee advisor until his departure from the Company on July 1, 2007. He also served as a Director of the Company until June 4, 2007.
(13)	During the quarter ended June 30, 2007, the Company accelerated the vesting of 175,000 shares of restricted stock held by Mr. Peterschmidt. As a result of that modification, the Company recorded $1.4 million in restructuring expense related to this acceleration, as the vesting of this award was accelerated based on the termination agreement entered into in connection with the FY 2007 Q4 Restructuring Plan. Additionally, the Company recorded a reduction of compensation expense of $2.1 million for the quarter ended June 30, 2007, due to the reversal of previously recognized compensation expense related to the awards as the service condition of the original award was not expected to be satisfied. In accordance with FAS 123R, there was no incremental fair value assigned to the affected options as a result of the modification.
(14)	Consist of $270,000, a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007.
(15)	Mr. Schwartz joined the Company following the acquisition of Solomio Corporation on October 2, 2006 as Vice President, Product Marketing. He was promoted to Senior Vice President, Strategic Business Unit on December 15, 2006 and served in that role until his departure from the Company on July 2, 2007.
(16)	Consist of $30,000, a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007.
(17)	Mr. Snyder served as the Company’s Chief Operating Officer until August 31, 2006 and as an employee advisor until November 30, 2006, when he left the Company.
(18)	During the quarter ended December 31, 2006, the Company modified the vesting of 140,975 share options and 88,426 shares of restricted stock held by Mr. Snyder. The modification caused these grants to vest on November 30, 2006 to coincide with his final date of employment, as opposed to the previously agreed-upon vesting date of December 31, 2006. As a result of that modification of the share options, the Company recorded $0.8 million in restructuring expense related to this acceleration, as the vesting of this award was accelerated based on the termination agreement entered into in connection with the FY 2007 Q1 Restructuring Plan. Additionally, the Company recorded a reduction of compensation expense of $1.6 million for the quarter ended December 31, 2006, due to the reversal of previously recognized compensation expense related to options as the service condition of the original award was not expected to be satisfied. In accordance with FAS 123R, there was no incremental fair value assigned to the affected options as a result of the modification.
(19)	Consists of severance compensation in the form of a lump sum payment equal to $750,000 (the equivalent of one year’s base salary plus one year’s target incentive bonus) and $1,523, a one-time special cash distribution in the amount of $1.20 per share paid on June 29, 2007.

Employment Arrangements and Agreements with Named Executive Officers

The Company has entered into employment arrangements or agreements with each of its named executive officers. The employment of each named executive officer may be terminated at any time at the discretion of the Company’s Board of Directors, subject, however, to certain severance obligations discussed under the heading “Potential Payments Upon Termination or Change-in-Control” below.

Robert Vrij—President, Chief Executive Officer and Director

Under Mr. Vrij’s employment arrangement, as of March 22, 2007, he became entitled to an annual base salary of $450,000 and quarterly incentive compensation equal to an annual aggregate amount of up to 100% of his annual base salary, determined based on a combination of the Company’s performance and Mr. Vrij’s individual performance. Furthermore, in connection with his agreement to serve as President and CEO of the Company, the Board of Directors granted to him a restricted stock grant of 50,000 shares of Common Stock, which vests annually over the first four anniversaries of the grant date of February 15, 2007, subject to his continued employment.

Harold Covert—Executive Vice President and Chief Financial Officer

Mr. Covert’s employment agreement, dated September 12, 2005, entitled him to an annual base salary of $350,000 and a semi-annual target incentive award equal to 100% of the base salary amount he earned in the applicable six-month period, with an actual annual incentive award that could be below, at, or above target, up to a maximum of 150% of target, and determined based on Company performance. In addition, pursuant to his employment agreement, Mr. Covert was granted: (1) an option to purchase 300,000 shares of Common Stock, 25% of which vested on the first anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 36 months; and (2) a restricted stock purchase right for 100,000 shares of Common Stock, which was subject to vesting in annual installments on each of the first four anniversaries following the date of the grant. Additionally, Mr. Covert received additional equity grants following his first full year of employment with the Company. Each equity grant was further subject to Mr. Covert’s continued employment and terms contained in the applicable option agreement and restricted stock agreement. As indicated above, Mr. Covert’s employment terminated on August 15, 2007.

Peter Galvin—Senior Vice President, Products

Mr. Galvin’s employment agreement, dated April 21, 2006, entitled him to an annual base salary of $295,000 and a quarterly target incentive award equal to 60% of the base salary amount he earned in the applicable three-month period, with an actual annual incentive award that could be below, at, or above target, up to a maximum of 150% of target, and determined based on Company performance. In addition, pursuant to his employment agreement, Mr. Galvin was granted: (1) an option to purchase 200,000 shares of Common Stock, 25% of which vested on the first anniversary of the date of grant and the remainder of which was subject to monthly vesting over the subsequent 36 months; and (2) a restricted stock award for 60,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first four anniversaries of the 15th of the second month of the quarter in which the restricted stock award was granted, each grant of which was further subject to Mr. Galvin’s continued employment and terms contained in the applicable option and restricted stock agreements. Subsequently, Mr. Galvin was granted: (1) an option to purchase 25,000 shares of Common Stock, 1/6th of which vested on the six month anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 30 months; and (2) a restricted stock award for 10,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first three anniversaries of October 15, 2006, each grant of which was further subject to Mr. Galvin’s continued employment and terms contained in the applicable option and restricted stock agreements. As indicated above, Mr. Galvin’s employment terminated on July 9, 2007.

Steve Peters—Executive Vice President, Chief Administrative Officer

Mr. Peters’ employment agreement, dated April 28, 2004, and amended on October 4, 2004, entitled him to an annual base salary of $300,000 and a quarterly target incentive award equal to 60% of the base salary amount he earned in the applicable three-month period, with an actual annual incentive award that could be below, at, or above target, up to a maximum of 150% of target, an determined based on Company performance. In addition, pursuant to his continued employment, Mr. Snyder was granted, among other equity awards: (1) a restricted stock award for 8,333 shares of Common Stock, which was subject to monthly vesting over the subsequent 36 months; (2) a restricted stock award for 160,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first four anniversaries of October 4, 2004; (3) an option to purchase 200,000 shares of Common Stock on October 4, 2004, which was subject to monthly vesting over the subsequent 36 months; and (4) an option to purchase 60,000 shares of Common Stock on October 6, 2005, which was subject to monthly vesting over the subsequent 36 months, each grant of which was further subject to Mr. Peters’ continued employment and terms contained in the applicable option and restricted stock agreements. As indicated above, Mr. Peters’ employment was terminated on December 23, 2006.

David Peterschmidt—President and Chief Executive Officer

Mr. Peterschmidt employment agreement, dated November 1, 2004, entitled him to an annual base salary of $500,000 and a semi-annual target incentive award equal to 50% of his annual base salary (with an actual annual incentive award that could be below, at, or above target up to a maximum of 150% of target, determined based on a combination of Company and individual performance. In addition, Mr. Peterschmidt was granted: (i) an option to purchase 500,000 shares of Common Stock, 25% of which vested on the first anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 36 months; and (ii) a restricted stock award of 250,000 shares of Common Stock, which was subject to vesting in annual installments on each of the first four anniversaries following the date of the grant, each grant of which was further subject to Mr. Peterschmidt’s continued employment and terms contained in the applicable option and restricted stock agreement. Subsequently, Mr. Peterschmidt was granted an option to purchase 750,000 shares of Common Stock which was subject to monthly vesting over the subsequent 48 months, which was further subject to Mr. Peterschmidt’s continued employment and terms contained in the applicable option agreement. Mr. Peterschmidt’s employment agreement further provided that in the event he is terminated without “cause” (as defined in his employment agreement), he would be entitled to accelerated vesting of the portion of the restricted stock grant (described above) that would have vested within the 12 months following such termination of employment, provided that he executed a release of claims. In addition, if his employment was terminated without cause, Mr. Peterschmidt would receive, in lieu of any cash severance based on his salary or target annual bonus under our Executive Severance Benefit Policy, and provided that he executed a release of claims and agreed to be bound by the non-competition provisions set forth in his employment agreement, the following benefits: (i) 12 months’ base salary, paid in regular payroll installments, (ii) an amount equal to his annual target incentive award, paid in regular payroll installments, and (iii) payment by the Company of COBRA premiums for health insurance coverage for himself, his spouse and eligible dependents for a period of up to 12 months. Finally, in the event Mr. Peterschmidt became entitled to benefits under his change in control severance agreement, any benefits provided under that agreement would be reduced by any benefits he received under his employment agreement. As indicated above, Mr. Peterschmidt’s employment was terminated on July 1, 2007.

Richard Schwartz—Senior Vice President, Strategy and Technology

Mr. Schwartz’s employment agreement, dated September 17, 2006, and amended effective December 15, 2006, entitled him to an annual base salary of $340,000 and a quarterly target incentive award equal to 60% of the base salary amount he earned in the applicable three-month period, with an actual annual incentive award that could be below, at, or above target, up to a maximum of 150% of target, and determined based on Company performance. In addition, pursuant to his employment agreement, Mr. Schwartz was granted: (1) an option to purchase 75,000 shares of Common Stock, 25% of which would have vested on the first anniversary of the date of grant and the remainder of which was subject to monthly vesting over the subsequent 36 months; and (2) a restricted stock award for 25,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first four anniversaries of the 15th of the second month of the quarter in which the restricted stock award was granted, each grant of which was further subject to Mr. Schwartz’s continued employment and terms contained in the applicable option and restricted stock agreements. As indicated above, Mr. Schwartz’s employment was terminated on July 2, 2007.

Allen Snyder—Executive Vice President, Chief Operating Officer

Mr. Snyder’s employment agreement, dated January 9, 2003 and amended on February 6, 2004, October 4, 2004, and February 23, 2006, entitled him to an annual base salary of $375,000 and a quarterly target incentive award equal to 100% of the base salary amount he earned in the applicable three-month period, with an actual annual incentive award that could be below, at, or above target, up to a maximum of 150% of target, and determined based on Company performance. In addition, pursuant to his continued employment, Mr. Snyder was granted, among other equity awards: (1) a restricted stock award for 16,666 shares of Common Stock on January 12, 2004, which was subject to monthly vesting over the subsequent 36 months; (2) a restricted stock award for 160,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first four anniversaries of October 4, 2004; (3) an option to purchase 200,000 shares of Common Stock on October 4, 2004, which was subject to monthly vesting over the subsequent 36 months; (4) a restricted stock award for 10,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first four anniversaries of March 7, 2005; (5) an option to purchase 100,000 shares of Common Stock on October 6, 2005, which was subject to monthly vesting over the subsequent 36 months; and (6) a restricted stock award for 80,000 shares of Common Stock, which was subject to vesting in equal annual installments on each of the first three anniversaries of February 23, 2006 unless certain performance criteria was met on or before December 31, 2006, in which case the entire award would vest upon the attainment of such performance criteria, each grant of which was further subject to Mr. Peters’ continued employment and terms contained in the applicable option and restricted stock agreements. As indicated above, Mr. Snyder’s employment was terminated on November 30, 2006.

Grants of Plan-Based Awards

The following table provides information concerning awards made to the named executive officers in the fiscal year 2007.

Name	Grant Date	Approval Date	Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum
Robert Vrij	1/17/07	1/17/07	2006	106,155	212,310	318,465	125,000				$1,105,000
	3/22/07	3/22/07	2006				50,000				$445,000
	1/17/07	1/17/07	2006						300,000	8.84	$1,858,740
Hal Covert	9/22/06	9/22/06	1996	175,000	350,000	525,000			50,000	8.76	$330,135
	9/22/06	9/22/06	1996				17,000				$148,905
Peter Galvin	9/22/06	9/22/06	1996	88,500	177,000	265,500			25,000	8.76	$165,068
	6/28/07	6/11/07	1996				2,501	(2)			$15,606
Steve Peters	—			26,250	52,500	78,750
David Peterschmidt	—			250,000	500,000	750,000
Richard L. Schwartz(3)	2/15/07	2/9/07	2006	62,000	124,000	186,000			75,000	9.14	$480,458
	6/28/07	6/11/07	2006				2,605				$16,255
Allen Snyder	—			81,250	162,500	243,750

(1)	Payments under the Company’s CIP plan, as described above, are subject to performance modifiers, with a threshold of 50%, a target of 100%, and a maximum of 150%. The performance modifiers are multiplied by the named executive officer’s target percentage and his base salary on a quarterly basis. As disclosed herein, a bonus was awarded for the first fiscal quarter of 2007, and no bonuses were awarded for the second, third, or fourth fiscal quarters of 2007. Additionally, Messrs. Peters and Snyder left the Company in the second fiscal quarter of 2007, and Mr. Vrij joined the Company in the third fiscal quarter of 2007.
(2)	A grant of 10,000 shares of restricted stock under the 1996 Plan was made and approved to Mr. Galvin on 9/22/06, of which 2,501 was accelerated on 6/11/07, effective 6/28/07, in connection with his Severance and Release Agreement. Only the modified grant is shown in the above table.
(3)	A grant of 25,000 shares of restricted stock under the 2006 Plan was approved on 2/9/07 and made to Mr. Schwartz on 2/15/07, of which 2,605 was accelerated on 6/11/07, effective 6/28/07, in connection with his Severance and Release Agreement.

Material Terms of Plans that Govern Share-Based Awards

On October 16, 2005, the Company’s 1995 Plan (formerly the Software.com, Inc. 1995 Stock Option Plan) (the “1995 Stock Plan”) expired, and, accordingly, options can no longer be granted from the 1995 Stock Plan. A total of 17,743,215 shares of common stock had previously been authorized for issuance under the 1995 Stock Plan. The 1995 Stock Plan provides for grants of incentive stock options, non-statutory stock options and restricted stock purchase rights to employees and consultants of the company and its affiliates. Each share of common stock issued pursuant to a stock option or restricted stock purchase right reduce the shares subject to the 1995 Stock Plan by one share. The exercise price of options granted under the 1995 Stock Plan is usually equal to the fair market value of the Company’s common stock on the date of grant, except as disclosed in the Company’s 10-K/A for the fiscal year ended June 30, 2006. The exercise price of restricted stock purchase rights granted under the 1995 Stock Plan is $0.00. Options issued under the 1995 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period. As of June 30, 2007, options to purchase a total of 3,778,319 shares were outstanding under the 1995 Stock Plan. Additionally, options to purchase 4,041 shares under several other plans from which options are no longer granted are outstanding as of June 30, 2007. The 1995 Stock Plan provides for certain acceleration of vesting in the event of a proposed merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, as discussed in “Potential Payments Upon Termination or Change-in-Control” below.

On September 25, 2006, the Company’s 1996 Stock Plan (formerly the Phone.com, Inc. 1996 Stock Plan) (the “1996 Stock Plan”) expired and, accordingly, options can no longer be granted from the 1996 Stock Plan. A total of 12,531,282 shares of common stock had previously been authorized for issuance under the 1996 Stock Plan. The 1996 Stock Plan provides for grants of incentive stock options, non-statutory stock options and restricted stock purchase rights to employees and consultants of the company and its affiliates. Each share of common stock issued pursuant to a stock option or restricted stock purchase right reduce the shares subject to the 1996 Stock Plan by one share. The exercise price of options granted under the 1996 Stock Plan is usually equal to the fair market value of the Company’s common stock on the date of grant, except as disclosed in the Company’s 10-K/A for the fiscal year ended June 30, 2006. The exercise price of restricted stock purchase rights granted under the 1996 Stock Plan is $0.00. Options issued under the 1996 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period. As of June 30, 2007, options to purchase a total of 3,248,168 shares were outstanding under the 1996 Stock Plan. Additionally, the 1996 Stock Plan provides for certain acceleration of vesting in the event of a proposed merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, as discussed in “Potential Payments Upon Termination or Change-in-Control” below.

The Openwave Systems Inc. 2001 Stock Compensation Plan (“2001 Stock Plan”) provides for the issuance of non-statutory stock options, nonvested stock bonus awards and nonvested stock purchase awards to directors, employees and consultants of the Company. The 2001 Stock Plan serves as the successor to certain plans of the Company and plans acquired by the Company. No further grants will be made under the predecessor plans; however, each outstanding option granted under a predecessor plan shall continue to be governed by the terms and conditions of the predecessor plan under which it was granted. A total of 4,068,128 shares of common stock have been reserved for issuance under the 2001 Stock Plan. Under the 2001 Stock Plan, the exercise price for nonstatutory options is determined by the plan administrator and may be above or below the fair market value of the Company’s common stock on the date of grant. Options issued under the 2001 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period. As of June 30, 2007, the Company had a total of 387,059 shares of common stock available for grant, and options for a total of 581,588 shares were outstanding under the 2001 Stock Plan.

The Openwave Systems Inc. 2006 Stock Incentive Plan (“2006 Stock Plan”), which was approved by the stockholders at the Company’s annual meeting held on January 17, 2007, provides for grants of incentive stock options, non-statutory stock options, restricted stock purchase rights and stock appreciation rights to employees and consultants of the company and its affiliates. The plan also provides restricted stock bonus, phantom stock units, restricted stock units, performance shares bonus and performance share units (“Full-Value Stock Award”). A total of 7,000,000 shares of common stock have been reserved for issuance under the 2006 Stock Plan. Each share of common stock issued pursuant to a stock award issued under this Plan shall reduce the Share Reserve by one (1) share; provided, however that for each Full-Value Stock Award, the share reserve shall be reduced by one and one-half (1.5) shares. The exercise price of options granted under the 2006 Stock Plan is equal to the fair market value of the Company’s common stock on the date of grant. The exercise price of nonvested shares granted under the 2006 Stock Plan is $0.00. Options issued under the 2006 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period. As of June 30, 2007, the Company had a total of 6,090,334 shares of common stock available for grant, and awards for a total of 504,666 shares were outstanding under the 2006 Stock Plan. Additionally, the 2006 Stock Plan provides for certain acceleration of vesting in the event of a proposed merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, as discussed in “Potential Payments Upon Termination or Change-in-Control” below.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable		Unexercisable
Robert Vrij	01/17/2007	0	(1)	300,000	8.84	1/17/2017	06/11/2007	125,000	(2)	782,500
	—	—		—	—	—	03/22/2007	50,000	(3)	313,000

Harold Covert	09/22/2006	12,500	(4)	37,500	8.76	9/22/2016	09/22/2007	17,000	(5)	106,420
	09/12/2005	131,250	(6)	168,750	18.6	9/12/2015	09/12/2005	75,000	(7)	469,500

Peter Galvin	09/22/2006	6,250	(8)	18,750	8.76	9/22/2016	09/22/2006	10,000	(9)	62,600
	05/15/2006	54,166	(10)	145,834	15.32	5/15/2015	05/15/2006	45,000	(11)	281,700

Steve Peters	—	—		—	—	—	—	—		—

David C. Peterschmidt	10/13/2005	312,500	(12)	437,500	15.95	10/13/2015	10/13/2005	100,000	(13)	626,000
	11/02/2004	262,916	(14)	177,084	11.99	11/2/2014	11/02/2004	125,000	(15)	782,500

Richard L. Schwartz	02/15/2007	0	(16)	75,000	9.14	2/15/2017	02/15/2007	25,000	(17)	156,500

Allen Snyder	—	—		—	—	—	—	—		—

(1)	The option was granted under the 2006 Stock Plan and becomes exercisable as to 25% of the shares on January 2, 2008 and 1/48th of the remaining shares vests monthly thereafter until fully vested.
(2)	The restricted stock award was granted under the 2006 Stock Plan and vests annually over four years in four equal installments of 31,250 shares each on the four yearly anniversaries of the vesting commencement date of February 15, 2007.
(3)	The restricted stock award was granted under the 2006 Stock Plan and vests annually over four years in four equal installments of 12,500 shares each on the four yearly anniversaries of the vesting commencement date of February 15, 2007.
(4)

The option was granted under the 1996 Stock Plan and became exercisable as to 16.66% of the shares on March 22, 2007 and vests  1/36th of the remaining shares to vest monthly thereafter until fully vested.

(5)	The unvested shares subject to this restricted stock award, granted under the 1996 Stock Plan, vests as follows: 5,666 shares on October 15, 2007, 5,667 shares vest on October 15, 2008 and 5,667 shares vest on October 15, 2009. Of this award, vesting of 4,723 shares was accelerated in connection with his severance agreement.
(6)	The option was granted under the 1996 Stock Plan and became exercisable as to 25% of the shares on September 12, 2006, 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(7)	The unvested shares subject to this restricted stock award, granted under the 1996 Stock Plan, vests in equal annual installments of 25,000 shares on August 15, of 2007, 2008 and 2009. Of this award, no vesting was accelerated in connection with his severance agreement.
(8)	The option was granted under the 1996 Stock Plan and became exercisable as to 25% of the shares on May 16, 2007, 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(9)

The unvested shares subject to this restricted stock award, granted under the 1996 Stock Plan, vests as follows: 3,334 shares shall vest on October 15, 2007, 3,333 shares to vest on October 15, 2008 and 3,333 shares to vest on October 15, 2009. Of this award, vesting of 2,501 shares was accelerated in connection with his severance agreement.

(10)	The option was granted under the 1996 Stock Plan and became exercisable as to 16.66% of the shares on March 22, 2007, 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(11)	The unvested shares subject to this restricted stock award, granted under the 1996 Stock Plan, vests in equal annual installments of 15,000 shares on May 15, of 2008, 2009 and 2010. Of this award, vesting of 2,500 shares was accelerated in connection with his severance agreement.
(12)	The option was granted under the 1995 Stock Plan and became exercisable after October 15, 2005 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(13)	The unvested shares subject to this restricted stock award, granted under the 1995 Stock Plan, vests 100% on August 15, 2008. Of this award, vesting of 50,000 shares was accelerated in connection with his severance agreement.
(14)	The option was granted under the 1995 Stock Plan and became exercisable on November 2, 2005 with 1/48th of the shares to vest monthly thereafter until fully vested.
(15)	The unvested shares subject to this restricted stock award, granted under the 1995 Stock Plan, vests in equal annual installments of 65,500 on November 2, of 2007 and 2008. Of this award, vesting of 125,000 shares was accelerated in connection with his severance agreement.
(16)	The option was granted under the 2006 Stock Plan and becomes exercisable as to 25% of the shares on February 15, 2008, 1/48th of the shares to vest monthly thereafter until fully vested.
(17)	The unvested shares subject to this restricted stock award, granted under the 2006 Stock Plan, vests in equal annual installments of 6,250 shares on February 15, of 2008, 2009, 2010 and 2011. Of this award, vesting of 2,605 shares was accelerated in connection with his severance agreement.

Option Exercises and Stock Vested

		Option Awards		Stock Awards
Name	Stock Plan	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Vrij		0	0	0	0
Harold Covert	1996	0	0	45,000	314,955
Peter Galvin	1996	0	0	15,000	126,285
Steve Peters	2001	0	0	122,546	1,092,396
David C. Peterschmidt	1995	0	0	62,500	535,000
Richard L. Schwartz		0	0	0	0
Allen Snyder	1996, 2001	0	0	212,593	1,779,942

Potential Payments Upon Termination or Change-in-Control

The Company entered into change in control severance arrangements, the terms of which are described below, with each of the named executive officers. The information in the table below describes and estimates certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on June 30, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on Openwave’s closing stock price on June 29, 2007 ($6.26). These benefits are greater than, and supercede, benefits available generally to salaried employees, such as severance, disability benefits and accrued salary and vacation benefits. Messrs. Covert, Galvin, Peters, Peterschmidt, Schwartz, and Snyder are excluded from the table below because they have each left the company and entered into severance agreements with the Company. Descriptions of their actual severances are provided following the table.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event, our stock price and the named executive officer’s age. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact. For purposes of “Good Reason Resignation” and “Involuntary Not for Cause Termination” the Company has estimated the severance benefits based on similar terms and benefits as the executives who left the Company, modified slightly due to Mr. Vrij’s position as President and CEO. Accordingly, the amount of severance benefits under these circumstances are equal to 18 months of his salary and target bonus, accelerated vesting of 24,306 shares of previously granted restricted stock, and continuation of medical, dental and vision benefit coverage in coordination with COBRA for eighteen (18) months. Because Mr. Vrij is the Company’s CEO, his severance benefits under a “Termination Following a Change in Control” are equal to 24 months of his salary and target bonus, accelerated vesting of all previously granted restricted stock and stock options, and continuation of medical, dental and vision benefit coverage in coordination with COBRA for eighteen (18) months.

Name	For Cause Termination	Good Reason Resignation	Involuntary Not for Cause Termination	Termination Following a Change in Control
Robert Vrij
Severance	$0	$1,350,000	$1,350,000	$1,800,000
Accelerated Vesting of Long-Term Incentives	$0	$152,156	$152,156	$2,504,000
Tax Gross-Up	$0	$0	$0	$0
COBRA premium reimbursements	$0	$15,192	$15,192	$15,192

Total	$0	$1,517,348	$1,517,348	$4,319,192

Severance Agreement with Mr. Covert

We entered into a Severance and Release Agreement with Mr. Covert on July 31, 2007 (the “Covert Severance Agreement”), which became effective seven days after its execution and which provides for Mr. Covert’s resignation as an employee effective on August 15, 2007. Pursuant to the Covert Severance Agreement, Mr. Covert received (1) $700,000 (which represents 12 months of his salary and target bonus), (2) accelerated vesting of 4,723 shares of previously granted restricted stock worth $21,631, and (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for twelve (12) months with a value of $10,128. The Covert Severance Agreement contains a standard release of claims by Mr. Covert in favor of the Company as well as a non-disparagement provision, and the Covert Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Covert. The aggregate value of the severance paid to Mr. Covert was approximately $731,759.

Severance Agreement with Mr. Galvin

We entered into a Severance and Release Agreement with Mr. Galvin on June 20, 2007 (the “Galvin Severance Agreement”), which became effective seven days after its execution and which provides for Mr. Galvin’s resignation as an employee effective on July 9, 2007. Pursuant to the Galvin Severance Agreement, Mr. Galvin received (1) $472,000 (which represents 12 months of his salary and target bonus), (2) accelerated vesting of 5,001 shares of previously granted restricted stock worth $30,906, and (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for twelve (12) months with a value of $10,128. The Galvin Severance Agreement contains a standard release of claims by Mr. Galvin in favor of the Company as well as a mutual non-disparagement provision, and the Galvin Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Galvin. The aggregate value of the severance paid to Mr. Galvin was approximately $513,034.

Severance Agreement with Mr. Peters

We entered into a Severance and Release Agreement with Mr. Peters on August 18, 2006 (the “Peters Severance Agreement”), which became effective seven days after its execution and which provides for Mr. Peters’ resignation as an employee effective on December 23, 2006. Pursuant to the Peters Severance Agreement, Mr. Peters received (1) $300,000 (which represents 12 months of his salary), (2) accelerated vesting of 80,000 shares of previously granted restricted stock worth $1,092,396, (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for twelve (12) months with a value of $10,128, and (4) a Company cell phone and laptop computer worth $1000. The Peters Severance Agreement contains a standard release of claims by Mr. Peters in favor of the Company as well as a non-disparagement provision, and the Peters Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Peters. The aggregate value of the severance paid to Mr. Peters was approximately $1,398,460.

Severance Agreement with Mr. Peterschmidt

We entered into a Severance and Release Agreement with Mr. Peterschmidt on June 4, 2007 (the “Peterschmidt Severance Agreement”), which becomes effective seven days after its execution and which provides for Mr. Peterschmidt’s resignation as a director effective on June 4, 2007, and as an employee effective on July 1, 2007. Pursuant to the Peterschmidt Severance Agreement, Mr. Peterschmidt received (1) $1,500,000 (which represents 18 months of his salary and target bonus), (2) accelerated vesting of 175,000 shares of previously granted restricted stock worth $1,095,500, (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for eighteen (18) months with a value of $15,192. The Peterschmidt Severance Agreement contains a standard release of claims by Mr. Peterschmidt in favor of the Company as well as a mutual non-disparagement provision, and the Peterschmidt Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Peterschmidt. The aggregate value of the severance paid to Mr. Peterschmidt was approximately $2,610,692.

Severance Agreement with Mr. Schwartz

We entered into a Severance and Release Agreement with Mr. Schwartz on June 20, 2007 (the “Schwartz Severance Agreement”), which became effective seven days after its execution and which provides for Mr. Schwartz’s resignation as an employee effective on July 2, 2007. Pursuant to the Schwartz Severance Agreement, Mr. Schwartz received (1) $544,000 (which represents 12 months of his salary and target bonus), (2) accelerated vesting of 2,605 shares of previously granted restricted stock worth $16,203, (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for twelve (12) months with a value of $10,128. The Schwartz Severance Agreement contains a standard release of claims by Mr. Schwartz in favor of the Company as well as a non-disparagement provision, and the Schwartz Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Schwartz. The aggregate value of the severance paid to Mr. Schwartz was approximately $570,331.

Severance Agreement with Mr. Snyder

We entered into a Severance and Release Agreement with Mr. Snyder on November 21, 2006 (the “Snyder Severance Agreement”), which became effective seven days after its execution and which provides for Mr. Snyder’s resignation as an employee effective on November 30, 2006. Pursuant to the Snyder Severance Agreement, Mr. Snyder received (1) $750,000 (which represents 12 months of his salary and target bonus), (2) accelerated vesting of stock options to purchase a total of 140,975 shares worth $0, (3) accelerated vesting of 168,889 shares of previously granted restricted stock worth $1,779,942, and (4) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for six (6) months with a value of $5,064. The Snyder Severance Agreement contains a standard release of claims by Mr. Snyder in favor of the Company as well as a mutual non-disparagement provision, and the Snyder Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Snyder. The aggregate value of the severance paid to Mr. Snyder was approximately $2,535,006.

Executive Severance Benefit Policy

Each of our named executive officers is eligible to participate in our Executive Severance Benefit Policy (“Severance Policy”). Under this policy, if the termination of any employee of Vice President level or higher constitutes an “involuntary termination” (as defined in the Severance Policy), the executive will be entitled to: (i) continuation of base salary for six months, (ii) payment by the Company of COBRA premiums for health insurance coverage for the executive, his spouse and eligible dependents for the lesser of (1) six months and (2) the date the executive becomes eligible for health insurance coverage from another source, (iii) continued educational assistance benefits through the end of the then-current course term, and (iv) up to six months of outplacement assistance; provided that the executive executes a release of claims.

Any benefits or payments provided under the Severance Policy will be reduced by any amounts paid to any eligible executive pursuant to any other policy or arrangement maintained by the Company providing for severance or any change in control severance agreement or employment agreement the executive has with the Company that provides for payments contingent on the executive’s termination of employment and based on continuation of base salary. Notwithstanding the Severance Policy, the Company has generally provided the CEO and his direct reports severance benefits in excess of the Severance Policy, as detailed in the employment agreements and severance and release agreements described above.

Change in Control Severance Agreements

The Company entered into a change of control severance agreement with each of the named executive officers, pursuant to which such executives are entitled to receive severance payments, accelerated vesting of all unvested equity awards and continuation of medical, dental and vision benefits in the event the executive is terminated without “cause” (as defined in the change of control severance agreements) or the executive “involuntarily terminates” (as defined in the change of control severance agreements) his employment any time during the period commencing two months prior to a “change of control” (as defined in the change of control severance agreements) and ending 24 months after the change of control, provided that, in the case of an involuntary termination, the executive would be required to terminate his employment within three months following the occurrence of one of the specified events constituting an involuntary termination. In addition, in the event that any payments or benefits provided to such executives constitute “parachute payments” within the meaning of Section 280G of the Code, the executive would be entitled to receive the severance payments and benefits described above in full and will receive an additional lump sum cash payment that is sufficient, after taking into account all applicable taxes, to cover all excise taxes imposed under Section 4999 of the Code. Messrs. Vrij, Dexmier, Haran, as well as certain other employees, are subject to Change in Control Severance Agreements.

In accordance with the change of control severance agreement of Mr. Vrij, in the event of such termination of employment in connection with a change of control, each would be entitled to receive a lump sum cash payment equal to the sum of the executive’s then-current annual base salary and target annual bonus multiplied by a factor of two

(2.0), less applicable withholding taxes or other withholding obligations of the Company, plus continuation of medical, dental and vision benefits for himself and his eligible dependents for 18 months.

Under the change of control and severance agreements of Messrs. Peters, Snyder, Covert, Schwartz, and Galvin, in the event of such termination of employment in connection with a change of control, each would have been entitled to receive a lump sum cash payment equal to the sum of the executive’s then current annual base salary and target annual bonus multiplied by a factor of one and one-half (1.5), less applicable withholding taxes or other withholding obligations of the Company, plus continuation of medical, dental and vision benefits for himself and his eligible dependents for 18 months. Since a chance of control did not occur within sixty days of each of their termination, none of Messrs. Peters, Snyder, Covert, Schwartz, and Galvin are entitled to any benefits under their respective change of control and severance agreements. Pursuant to the severance agreement of Mr. Peterschmidt, his change of control agreement was superceded, so he is not entitled to any benefits under that agreement.

1995 and 1996 Stock Plans

The 1995 Stock Plan and the 1996 Stock Plan each provides that in the event of a proposed merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, outstanding options and stock purchase rights will be assumed or substituted by the successor corporation; however, if the successor corporation does not agree to assume or substitute such options and purchase rights, then the options and purchase rights will terminate upon the closing of such merger or sale of assets. Under the Company’s change of control severance agreements with our executive officers, including the named executive officers, if there occurs a “change of control” (as defined in the change of control severance agreement and which includes the acquisition of at least 50% of the voting securities of the Company by a person or group of related persons), and the executive’s service is terminated by the Company (or successor) without “cause” or by the executive for “good reason” at any time commencing two months prior to the closing of such transaction and ending 24 months after such transaction, all unvested options will immediately vest and become exercisable and all other stock awards will immediately vest. Furthermore, our change in control agreements with the named executive officers (which are described in greater detail above in “Change in Control Severance Agreements “) provide that in the event that any payments or benefits provided to such executives (which would include accelerated vesting of awards granted under the 1995 Stock Plan and 1996 Stock Plan) constitute “parachute payments” within the meaning of Section 280G of the Code, then the executive will be entitled to receive an additional lump sum cash payment that is sufficient, after taking into account all applicable taxes, to cover all excise taxes imposed under Section 4999 of the Code.

2006 Stock Incentive Plan

Under the Company’s 2006 Stock Incentive Plan (“2006 Plan”), in the event of a “change in control” (as defined in the 2006 Plan), the surviving entity or acquiring entity may be required to assume or substitute for equivalent awards all outstanding awards under the 2006 Plan; provided that if the awards are not assumed or substituted, then the Board of Directors may: (1) require a cash payment in exchange for the cancellation of any award, (2) continue the awards or (3) notify participants holding options, stock appreciation rights, phantom stock units, restricted stock units or performance share units, that they must exercise or redeem such awards at or prior to the closing of a transaction constituting a change in control and that such awards will terminate if not exercised or redeemed. The agreements with the Company’s executive officers for grants of options or other stock awards made under the 2006 Plan provide that in the event of a “corporate transaction” (as defined in the stock award agreement), outstanding options will be assumed or substituted for unless the successor corporation does not agree to such assumption or substitution, in which case the options and the unvested portion of any other stock awards will terminate upon the closing of such transaction unless the Board of Directors expressly determines otherwise. Furthermore, under the

Company’s change of control severance agreements with the Company’s executive officers and Mr. Peterschmidt with respect to any option grants and other stock awards under the 2006 Plan, if there occurs a “change of control” (as defined in the change of control severance agreement and which includes the acquisition of at least 50% of the voting securities of the Company by a person or group of related persons), and the executive’s service is terminated by the Company (or successor) without “cause” or by the executive for “good reason” at any time commencing two months prior to the closing of such transaction and ending 24 months after such transaction, all unvested options will immediately vest and become exercisable and all other stock awards will immediately vest.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation(1) ($)	Total ($)
Bernard Puckett(2)	$158,000	$47,081	$53,224	$25,639	$283,944
Kenneth D. Denman(3)	$145,000	$47,081	$53,224	$16,800	$262,105
Bo C. Hedfors(4)	$111,500	$47,081	$53,224	$14,400	$226,205
Gerald Held(5)	$106,500	$47,081	$53,224	$14,400	$221,205
Masood Jabbar(6)	$136,000	$47,081	$53,224	$14,400	$250,705

(1)	Stock awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of the Company. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes (disregarding forfeiture assumptions) for fiscal 2007 in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 123R Share-Based Payment (“FAS 123R”), and thus may include amounts for stock or option awards granted in and prior to fiscal 2007. The grant date fair value for each Stock Award granted to non-employee directors in 2007 was $53,040. The grant date fair value for each Option Award granted to non-employee directors on January 17, 2007 was $55,562. The assumptions used to calculate the value of Option Awards are set forth in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(2)	The amounts listed in this column are the result a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007.
(3)	As of June 30, 2007, Mr. Puckett had stock options to purchase a total of 209,189 shares of Company common stock and a total of 12,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(4)	As of June 30, 2007, Mr. Denman had stock options to purchase a total of 98,000 shares of Company common stock and a total of 12,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(5)	As of June 30, 2007, Mr. Hedfors had stock options to purchase a total of 110,000 shares of Company common stock and a total of 12,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(6)	As of June 30, 2007, Dr. Held had stock options to purchase a total of 68,000 shares of Company common stock and a total of 12,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(7)	As of June 30, 2007, Mr. Jabbar had stock options to purchase a total of 98,000 shares of Company common stock and a total of 12,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.

Non-Employee Director Compensation

The Company reimburses its non-employee Directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as Directors of the Company. Employee Directors are not compensated for Board services in addition to their regular employee compensation.

Effective July 1, 2006, the Board adopted a cash compensation program for its non-employee Directors consisting of: (1) a $25,000 annual retainer; (2) additional annual retainers for service as the non-executive Board chairperson ($20,000), Audit Committee chairperson ($30,000), Compensation Committee chairperson ($15,000) or other regular Board committee chairperson ($10,000); (3) additional annual retainers for service as a member of the Audit Committee ($15,000), the Compensation Committee ($9,000) or other regular Board committee ($5,000); and (4) meeting fees for attendance at meetings of the Board ($2,000 for each Board meeting), Audit Committee ($2,000 for each Audit Committee meeting attended over eight meetings a year) and other regular Board committees ($1,500 for each other regular Board committee meeting attended over five meetings a year).

Effective at the beginning of fiscal year 2006, non-employee Directors receive the following stock awards under the terms of the Company’s Amended and Restated 1999 Directors’ Equity Compensation Plan.

•

New non-employee Directors elected or appointed on or after November 22, 2005 receive stock awards, as follows: (1) an initial option grant to purchase 18,000 shares of the Company’s common stock with annual vesting over three years contingent on continued service on the Board of Directors; and (2) an initial grant of 12,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board of Directors.

•

Continuing non-employee Directors who have served at least eight months in the preceding calendar year receive stock awards on the date of the first Board meeting held each calendar year, as follows: (1) a stock option grant to purchase 9,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board of Directors; and (2) a restricted stock grant of 6,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board of Directors. Any non-employee Director who served between five and eight months in the preceding calendar year receives two-thirds of such awards, and any non-employee Director who served between two and five months in the preceding calendar year receives one-third of such awards. Non-employee Directors who served less than two months in the preceding calendar year are not eligible for such annual awards for that calendar year.

All stock options granted to non-employee Directors will be accelerated upon the non-employee Director’s removal from or failure to be re-nominated to the Board upon or within twenty-four months following a change of control of the Company. All options granted under the Company’s Amended and Restated 1999 Directors’ Stock Option Plan are granted with an exercise price equal to 100% of the fair market value of the Company’s stock on the day of grant.

The Openwave Systems Inc. 1999 Directors’ Equity Compensation Plan (the “Directors’ Stock Plan”) provides for the grant of non-statutory stock options to non-employee directors (“Outside Directors”). Under the Directors’ Stock Plan, a total of 650,000 shares of the Company’s common stock have been reserved for issuance. Options and awards granted to new or existing Outside Directors under the Directors’ Stock Plan vest ratably over a period of three years. The Directors’ Stock Plan also provides for the acceleration of options upon the dismissal of the Outside Director from the Board upon or within 24 months following a change in control of the Company. The exercise price of options granted under the Directors’ Stock Plan is equal to the fair market value of the Company’s common stock on the date of grant. The exercise price of nonvested shares granted under the Directors’ Stock Plan is $0.00. Under the Directors’ Stock Plan, stock option grants have a term of ten years. As of June 30, 2007, the Company had a total of 230,000 shares of common stock available for grant, and options for a total of 354,500 shares were outstanding under the Directors’ Stock Plan. Under the Directors’ Stock Plan, if there occurs a “corporate transaction” and the non-employee director’s awards are not assumed, continued or substituted for, the non-employee director may exercise or redeem his/her awards solely to the extent he/she had the right to exercise or redeem such awards immediately prior to the closing of such corporate transaction. However, all unvested awards will become 100% accelerated if either: (1) a “change of control” (as defined in the Directors’ Plan) occurs and the non-employee directors’ awards are not assumed, continued or substituted for pursuant to such change in control; or (2) upon the termination of the non employee director’s status as a director for any reason (other than such non-employee director’s resignation from the Board of Directors or determination not to stand for re-election) upon or within 24 months following a change of control.

Some of the Company’s non-employee directors were also granted awards under our 1996 Plan. Pursuant to the applicable stock option agreement under the 1996 Plan, in the event of a “corporate transaction” that constitutes a “change in control” (each, as defined in the applicable stock option agreement), if the director’s service is terminated by the Company (or successor) without “cause” (as defined in the 1996 Plan) or by the director for “good reason” (as defined in the 1996 Plan) at any time commencing one month prior to the closing of such transaction and ending 12 months after such transaction, all unvested options will immediately vest and become exercisable. In addition, in the event that the accelerated vesting of options granted pursuant 1996 Plan constitutes a “parachute payment” under Section 280G of the Code and contributes to the director being subject to an excise tax under Section 4999 of the Code, then either (1) a portion of the options will not vest or (2) 100% of the unvested portion of the options will vest, whichever action results in the director’s receipt of the greatest amount, on an after-tax basis, of acceleration.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2007 Annual Meeting. KPMG LLP has audited the Company’s financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the 2007 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with Audit Committee policy, all services provided by KPMG LLP in fiscal year 2006 were pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The pre-approval is for a particular defined task or scope of work and is subject to a specific budget. In connection with the pre-approval policy, the Audit Committee considers whether the categories of pre-approved services are consistent with the applicable SEC rules on auditor independence. For the fiscal year ended June 30, 2007, the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services to be provided to the Company by KPMG LLP.

Audit and Audit Related Fees

Aggregate fees billed by KPMG LLP for fiscal years 2006 and 2007 for professional services rendered to the Company are presented below in the format prescribed by the Sarbanes-Oxley Act of 2002 (in thousands):

	FY 2007	FY 2006
Audit Fees*:
• Audit services, statutory audits, quarterly reviews and 1933 Act filings	$4,498	$5,931
• Audit fees for Musiwave standalone financials	—	624

Subtotal—Audit fees	4,498	5,932

Audit-Related Fees:
• Accounting Consultation	19	5

Tax Fees:
• Income tax compliance and consulting	21	15

All Other Fees: (including financial information systems design and implementation)	—	—

Total fees	$4,538	$5,952

*	“Audit Fees” for fiscal year 2006 includes fees for audit services performed in fiscal year 2007 relating to the restatement of our financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. “Audit Fees” for fiscal year 2007 includes fees of approximately $120,000 for the restatement of our financial statements for the fiscal year 2006.

The Audit Committee has determined the rendering of the non-audit services referenced above by KPMG LLP is compatible with maintaining the auditor’s independence under applicable rules and regulations promulgated by the SEC and NASDAQ.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending June 30, 2008.

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three outside Directors, all of whom are independent under Rule 10A-3 of the Exchange Act and Rule 4200(a)(15) of the Nasdaq listing standards. In October 2003, the Audit Committee adopted a revised charter, which sets forth the Audit Committee’s duties, responsibilities and authority. The Audit Committee Charter is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2007 and the audit of the effectiveness of the Company’s internal control over financial reporting with management and with the Company’s independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statements on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89 and SAS No. 90 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by professional standards and other regulatory requirements, and has discussed with KPMG LLP, such firm’s independence. The Audit Committee has considered the compatibility of the provision of certain non-audit services with maintaining the auditor’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the SEC.

Audit Committee

Patrick Jones (Chair)

Kenneth D. Denman

William Morrow

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2007 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2007 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

By Order of the Board of Directors

Jeffrey K. Li

Corporate Secretary

October 26, 2007

In some cases, only one Annual Report or Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 or Proxy Statement, to each stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Corporate Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063, or by telephone at (650) 480-8000. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the Annual Report or Proxy Statement and who would rather receive a single copy of these materials in the future may instruct the Company by directing their request in the same manner.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPENWAVE SYSTEMS INC.

FOR THE 2007 ANNUAL MEETING OF THE STOCKHOLDERS

DECEMBER 6, 2007

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 19, 2007, and the 2007 Annual Report to Stockholders and hereby appoints Robert Vrij and Jeffrey K. Li and each of them individually, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on December 6, 2007 at 3:00 p.m. PST, at Openwave Systems Inc.’s principal executive office located at 2100 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

OPENWAVE SYSTEMS INC.

1. ELECTION OF DIRECTORS:

NOMINEES:

PATRICK JONES

CHARLES E. LEVINE

WILLIAM MORROW

` FOR ALL NOMINEES ` WITHHELD FROM ALL NOMINEES

(INSTRUCTION): TO WITHHOLD AUTHORITY TO

VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT

NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2. RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

` FOR ` AGAINST ` ABSTAIN

MARK HERE ` MARK HERE `

FOR ADDRESS IF YOU PLAN

CHANGE AND TO ATTEND

NOTE AT LEFT THE MEETING

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Dated: , 2007

Signature

Signature